Exhibit 10.1

PURCHASE AGREEMENT

by and among

FARM & HOME OIL COMPANY,

RICHARD A. LONGACRE, AS SELLERS’ REPRESENTATIVE,

THE SHAREHOLDERS OF FARM & HOME OIL COMPANY

and

BUCKEYE ENERGY HOLDINGS LLC

Dated December 21, 2007

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4.22	Disclaimer	19

ARTICLE V	COVENANTS AND OTHER AGREEMENTS	19
5.1	F&H LLC Merger	19
5.2	General; Operation of Business	20
5.3	Access to Records	22
5.4	Supplemental Disclosure; Notice of Developments.	23
5.5	Public Announcements; Confidentiality.	24
5.6	Litigation Support	24
5.7	Regulatory and Other Approvals; Consents.	24
5.8	Employee Matters.	25
5.9	Record Retention	26
5.10	Rights to Indemnification	26
5.11	Acknowledgement of Personal Property	27
5.12	Tax Matters.	27
5.13	Further Assurances	32
5.14	Survival	32
5.15	Exclusivity	32
5.16	Sellers’ Representative.	33

ARTICLE VI	INDEMNIFICATIONS; SURVIVAL	34
6.1	Indemnification by the Sellers	34
6.2	Indemnification by the Purchaser	34
6.3	Losses Net of Insurance, Etc	35
6.4	Termination of Indemnification	37
6.5	Procedures Relating to Indemnification	37
6.6	Survival of Representations, Warranties, and Covenants	38

ARTICLE VII	CONDITIONS TO THE CLOSING	38
7.1	Conditions of the Purchaser’s Obligation	38
7.2	Conditions of the Company’s and the Sellers’ Obligation	41

ARTICLE VIII	DEFINITIONS	43

ARTICLE IX	TERMINATION	49
9.1	Termination	49
9.2	Effect of Termination	50
9.3	Specific Performance	50

ARTICLE X	MISCELLANEOUS	51
10.1	Expenses	51
10.2	Governing Law	51
10.3	Jurisdiction; Service of Process	51
10.4	Waiver of Jury Trial	51
10.5	Attorneys’ Fees	52
10.6	Waiver; Remedies Cumulative	52
10.7	Notices	52
10.8	Assignment	54
10.9	No Third-Party Beneficiaries	54
10.10	Amendments or Supplements	54

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10.11	Disclosure Schedules	54
10.12	Construction	54
10.13	Entire Agreement	55
10.14	Severability	55
10.15	Mutual Drafting	55
10.16	Counterparts; Facsimile	55

EXHIBITS

Exhibit 1.4(a)-1	Form of Executive Sale Bonus Trust Agreement
Exhibit 1.4(a)-2	Specified Long-Term Indebtedness
Exhibit 1.4(a)-3	Specified Shareholder Percentages
Exhibit 1.5(a)	Form of Escrow Agreement
Exhibit 5.3	Form of Derivative Reports
Exhibit 5.8	Severance Obligations
Exhibit 7.1(d)	Seller Government Entity Approvals
Exhibit 7.1(e)	Specified Seller Consents
Exhibit 7.1(i)(ii)	Form of Seller’s Release
Exhibit 7.1(i)(ii)	Form of Executive Employment Agreement
Exhibit 7.1(i)(iv)	Form of Consulting Agreement
Exhibit 7.1(i)(v)	Form of Non-Competition Agreement
Exhibit 7.1(i)(xvi)	Form of Opinion of the Company’s and Sellers’ Counsel
Exhibit 7.2(d)	Purchaser Government Entity Approvals
Exhibit 7.2(e)	Specified Purchaser Consents
Exhibit 7.2(h)(ii)	Form of Company Release
Exhibit 7.2(h)(ix)	Form of Opinion of Purchaser’s Counsel

SCHEDULES

Seller Disclosure Schedule
Company Disclosure Schedule
Schedule 5.2	Operation of Business
Schedule 5.2(c)	Calculation of Tax Distributions
Schedule 5.3	Access to Records
Schedule 5.7(b)	Other Authorizations; Consents
Schedule 5.11	List of Seller Personal Property
Schedule 5.12(g)	Purchase Price Allocation Methodology

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”) is made as of December 21, 2007, by and among BUCKEYE ENERGY HOLDINGS LLC, a Delaware limited liability company (the “Purchaser”), FARM & HOME OIL COMPANY, a Pennsylvania corporation (the “Company”), the Persons set forth on the signature page hereof under the heading “Sellers” (each individually referred to as a “Seller” and collectively referred to as the “Sellers”), and RICHARD A. LONGACRE (“Sellers’ Representative”).  The Purchaser, the Sellers, Sellers’ Representative, and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”  Certain capitalized terms which are used herein are defined in Article VIII below.

WHEREAS, as of the date hereof, the Sellers collectively own 100% of the Company Stock;

WHEREAS, pursuant to this Agreement, the Parties desire for the Company, no later than one day prior to Closing, to merge with and into a newly formed Delaware limited liability company owned 100% by the Sellers (“F&H LLC”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, all of the F&H Membership Interests (as defined in Section 5.1).

NOW, THEREFORE, incorporating the foregoing herein and in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, covenants and agreements herein contained, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
THE CLOSING; PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1           Purchase and Sale of Membership Interests.  At the Closing, subject to the terms and conditions of this Agreement, including but not limited to the conditions precedent to Closing set forth in Sections 7.1 and 7.2 below, as applicable, the Purchaser shall purchase and accept from the Sellers, and the Sellers shall sell, transfer and deliver to the Purchaser, all of the F&H Membership Interests.

1.2           Purchase Price.  The purchase price for the F&H Membership Interests shall be One Hundred Forty Five Million Five Hundred Thousand Dollars ($145,500,000) (the “Purchase Price”), to be paid by the Purchaser as described in Section 1.4 below.

1.3           The Closing.  The closing of the purchase and sale of the F&H Membership Interests and the transactions relating thereto (collectively, the “Closing”) shall take place at the offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103, commencing at 9:00 a.m., local time, on the day immediately following the date on which the F&H LLC Merger is consummated pursuant to Section 5.1 of this Agreement.  Subject to Article IX below, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place designated pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligations under this Agreement.  The date and time of the closing are referred to as the “Closing Date.”

1.4           Payment of the Purchase Price.  At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 7.1 and 7.2 below:

1.5           The Purchaser shall pay the Purchase Price minus (i) the Escrow Funds payable in accordance with Section 1.5(a) below; minus (ii) the portion of the Executive Sale Bonuses due at the Closing pursuant to the Executive Employment Agreements (the “Closing Date Executive Sale Bonuses”) plus 1.45% of the employer portion of the social security tax on such amounts of the Executive Sale Bonuses due at Closing (all of which shall be paid into F&H LLC’s payroll account to be paid promptly to the respective Specified Executives in accordance with the percentages provided for in the Executive Employment Agreements); minus (iii) the amount of the Executive Sale Bonuses (other than the Closing Date Executive Sale Bonuses) required to be paid to the Specified Executives under the Executive Employment Agreements after the Closing Date (all of which shall be deposited by Purchaser into a segregated “rabbi” trust held by PNC Escrow Services, as trustee (the “Trustee”) (the “Executive Sale Bonus Trust”), to be disbursed in accordance with a Trust Agreement in the form of Exhibit 1.4(a)-1 (the “Executive Sale Bonus Trust Agreement”)); minus (iii) all amounts under the long term Indebtedness (including any prepayment premiums, fees or expenses) referenced on Exhibit 1.4(a)-2 outstanding as of the Closing Date (which shall be paid by Purchaser at Closing to payoff such long term Indebtedness); and minus (iv) the amount of Seller Transaction Expenses previously paid by the Company prior to the Closing Date, to the respective Sellers, pro rata in accordance with the percentage amounts set forth next to each Seller’s name on Exhibit 1.4(a)-3 attached hereto (the “Specified Shareholder Percentages”), by wire transfer of immediately available funds pursuant to written instructions delivered to the Purchaser prior to the Closing;

(a)           The Purchaser shall pay Seven Million Two Hundred Seventy-Five Thousand Dollars ($7,275,000) (the “Escrow Funds”) to the Escrow Agent by wire transfer of immediately available funds pursuant to written instructions delivered to the Purchaser prior to the Closing to be held in an escrow account (the “Escrow Account”) established in accordance with, and subject to the terms and conditions of, the Escrow Agreement by and among the Purchaser, the Sellers’ Representative and the Escrow Agent in the form of Exhibit 1.4(b) attached hereto (the “Escrow Agreement”).

(b)           The parties hereto acknowledge and agree that (i) the proceeds placed in the Executive Sale Bonus Trust and (ii) the Escrow Funds shall be treated as installment obligations for purposes of Section 453 of the Code, and a Seller shall not be treated as having received any portion of the Executive Sale Bonus Trust or Escrow Funds until such amounts are actually released to such Seller, and no party shall take any action or filing position inconsistent with such characterization.  The parties further agree that, consistent with Proposed Treasury Regulation Section 1.468B-8, Purchaser shall take into account and report for Tax purposes all interest or other income earned from the investment of the Executive Sale Bonus Trust or Escrow Funds or any portion thereof in any Tax year until the distribution of the Executive Sale Bonus Trust or Escrow Funds (or portions thereof) is determined and thereafter to Purchaser and the Sellers in accordance with their respective interests in the Executive Sale Bonus Trust or

Escrow Funds consistent with Proposed Treasury Regulation Section 1.468B-8, who shall take into account and report for Tax purposes all interest or other income earned from the investment of the Executive Sale Bonus Trust or Escrow Funds or any portion thereof in any Tax year.

(d)           At the Closing, the Sellers shall cause all unpaid Seller Transaction Expenses as of the Closing Date to be paid out of the proceeds of the Purchase Price.

(e)           The Sellers shall deliver to the Purchaser all of the membership interest certificates representing the F&H Membership Interests held by them, endorsed in blank or accompanied by duly executed assignment documents.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Company and the Sellers to enter into this Agreement and to sell the F&H Membership Interests, and understanding that the Company and the Sellers are relying thereon, the Purchaser hereby represents and warrants that as of the date hereof:

2.1           Organization; Corporate Power and Authorization.  The Purchaser is a limited liability company organized, validly existing and in good standing under the Laws of the state of its formation.  The Purchaser has the requisite power and authority and all material Permits necessary to conduct its business as it has been and is currently being conducted and to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party.  The Purchaser is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such authorization is required, except where the failure to be so authorized or in good standing would not to result in a Purchaser Material Adverse Change.  The Purchaser’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by the Purchaser and no other limited liability company proceeding on the part of the Purchaser is necessary to authorize the Transaction Documents and the Transactions, and the Purchaser has duly executed and delivered this Agreement and will have, as of the Closing Date, duly executed and delivered each other Transaction Document to which it is a party.

2.2           Binding Effect and Noncontravention.

(a)           Each Transaction Document to which the Purchaser is a party constitutes, or when executed will constitute, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)           The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions or provisions of the certificate of formation or operating agreement of the Purchaser; (ii) result in the imposition of any material Lien upon any of the properties or assets of the Purchaser, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser is bound, in each case, in any material respect; (iii) result in a breach or violation by the Purchaser of any of the terms, conditions or provisions of any material Law or Order to which the Purchaser or any of its properties or assets is subject; or (iv) except for compliance with and filings under the HSR Act, require any authorization, consent, approval, exemption or other action by or declaration or notice to or registration with any third Person or Government Entity.

2.3           Broker Fees.  The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Company or Sellers could become liable or obligated.

2.4           Financial Ability.  The Purchaser has immediately available funds sufficient to consummate the Transactions and acknowledges and affirms that it is not a condition to Closing or any of its other obligations under this Agreement that the Purchaser obtain financing for or relating to any of the Transactions.

2.5           No Litigation.  There is no Action or Proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser, its properties, assets or businesses, or Order to which the Purchaser is subject which would result in a Purchaser Material Adverse Change or restrict the ability of the Purchaser to consummate the Transactions and otherwise perform its obligations hereunder.

2.6           Investment.  The Purchaser is acquiring the F&H Membership Interests for its own account, for investment only, and not with a view to any resale or public distribution thereof.  The Purchaser shall not offer to sell or otherwise dispose of the F&H Membership Interests in violation of any Law applicable to any such offer, sale or other disposition.  The Purchaser acknowledges that: (i) the F&H Membership Interests have not been (and will not be) registered under the Securities Act, or any state securities Laws; (ii) there is no (and will be no) public market for the F&H Membership Interests and there can be no assurance that a public market will develop; and (iii) the Purchaser must bear the economic risk of its investment in the F&H Membership Interests for an indefinite period of time.  The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, as presently in effect, and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring and holding the F&H Membership Interests.

2.7           Purchaser’s Due Diligence.  The Purchaser acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, it is relying on its own investigation and analysis in entering into the Transaction Documents and the Transactions.  The Purchaser is an informed and sophisticated participant in the Transactions and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents.  The Purchaser has no Knowledge of any facts and/or circumstances that would make any of the representations and warranties of the Company or the Sellers contained in Articles III and IV untrue or misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Purchaser to enter into this Agreement and to purchase the F&H Membership Interests, and understanding that the Purchaser is relying thereon, except as set forth on the Seller Disclosure Schedule, and subject to the preceding paragraph, each Seller hereby represents and warrants, severally and not jointly, that as of the date hereof and as of the Effective Date:

3.1           Power and Authorization.  Such Seller that is an individual has the requisite power, authority, legal right and capacity necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which he or she is a party.  Each Seller that is a trust has the requisite power, authority and legal right to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.  Such Seller’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by such Seller and, in the case of each Seller that is a trust, no other proceeding on the part of such Party is necessary to authorize the Transaction Documents and the Transactions.  Each Seller has duly executed and delivered this Agreement and will have, as of the Closing Date, duly executed and delivered each other Transaction Document to which he, she or it is a party.

3.2           Binding Effect and Noncontravention.

(a)           Each Transaction Document to which such Seller is a party constitutes, or when executed will constitute, a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)           The execution, delivery and performance by such Seller of the Transaction Documents to which such Seller is a party and the consummation of Transactions do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a breach, in any material respect, of the terms, conditions or provisions of any trust documents applicable to such Seller, (ii) result in the imposition of any Lien upon any of the properties or assets of such Seller, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller is bound, in each case, in any material respect; (iii) result in a material breach or material violation by such Seller of any of the terms, conditions or provisions of any Law or Order to which such Seller or any of his or her properties or assets is subject; or (iv) except for the Company’s compliance with and filings under the HSR Act or as otherwise set forth in the Seller Disclosure Schedule, require any authorization, consent, approval, exemption or other action by or declaration or notice to or registration with any third Person or Government Entity.

3.3           Capital Stock.  Except as set forth in Section 3.3 of the Seller Disclosure Schedule, such Seller holds of record, owns beneficially and has good and marketable title to all of Seller’s Company Stock, set forth next to such Seller’s name in Section 4.3(a) of the Company Disclosure Schedule, free and clear of any and all Liens.  Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Stock that will survive the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

As a material inducement to the Purchaser to enter into this Agreement and to purchase the F&H Membership Interests, and understanding that the Purchaser is relying thereon, except as set forth on the Company Disclosure Schedule, the Company, as of the date hereof and as of the Effective Date hereby represents and warrants that:

4.1           Organization; Qualification; Corporate Power and Authorization.  The Company is a corporation duly incorporated and subsisting or in good standing under the Laws of the jurisdiction of its incorporation.  The Company has the requisite corporate power and authority and all material Permits necessary to conduct its business as it has been and is currently being conducted and to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which the Company is a party.  The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such authorization is required, except where the failure to be so authorized or in good standing would not result in a Company Material Adverse Change.  The Company’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by the Company and no other corporate proceeding on the part of the Company is necessary to authorize the Transaction Documents and the Transactions, and the Company has duly executed and delivered this Agreement and will have, as of the Closing Date, duly executed and delivered each other Transaction Document to which it is, or is specified to be, a party.

4.2           Binding Effect and Noncontravention.

(a)           Each Transaction Document to which the Company is a party constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)           Except as set forth in Section 4.2(b)(i) of the Company Disclosure Schedule, the execution, delivery, and performance by the Company of the Transaction Documents to which the Company is a party and the consummation of the Transactions contemplated hereby do not and will not (with or without the giving of notice, the lapse of time or both):  (i) conflict with or result in a breach of the terms, conditions, or provisions of the certificate of incorporation or bylaws of the Company; (ii) result in the imposition of any Lien upon any of the properties or assets of the Company, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any

Contract to which the Company is a party or by which the Company is bound, in each case, other than to the extent it would not result in a Company Material Adverse Change; (iii) result in a material breach or material violation by the Company of any of the terms, conditions or provisions of any Law or Order to which the Company or the Business is subject; or (iv) except for compliance with and filings under the HSR Act, require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity.  Section 4.2(b)(ii) of the Company Disclosure Schedule sets forth all consents, waivers, and other approvals and actions that are required in connection with the Transactions under any Material Contract due to the F&H LLC Merger.  Section 4.2(b)(iii) of the Company Disclosure Schedule sets forth all consents, waivers, and other approvals and actions that are required in connection with the Transactions under any Material Contract other than due to the F&H LLC Merger.  The Company is not in breach of its certificate of incorporation or bylaws.

4.3           Capitalization; Subsidiaries.

(a)           Section 4.3(a) of the Company Disclosure Schedule sets forth as of the date hereof, (i) the number of shares of authorized capital stock of the Company and of each class of the Company’s capital stock; (ii) the number of issued and outstanding shares of each class of the Company’s capital stock, the names of the record holders thereof, and the number of shares held by each such holder; and (iii) the number of shares of the Company’s capital stock held in treasury.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

(b)           All of the issued and outstanding shares of the Common Stock have been duly authorized, are validly issued, fully paid, and non-assessable, have not been issued in violation of, and are not subject to, any preemptive or subscription rights and are owned of record and beneficially by the Sellers free and clear of all Liens.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company’s capital stock.  Upon transfer of the F&H Membership Interests to Purchaser in accordance with the terms of Article I, Purchaser will receive valid title to the F&H Membership Interests, free and clear of all Liens.

(c)           All of the issued and outstanding shares of the Common Stock were issued in compliance with applicable Laws, in all material respects.  None of the issued and outstanding shares of the Common Stock was issued in violation, in any material respect, of any Contract to which the Sellers or the Company is a party or is subject to or in violation, in any material respect, of any preemptive or similar rights of any Person.

(d)           The Company has no subsidiaries.

(e)           Except as set forth in Section 4.3(e) of the Company Disclosure Schedule, neither the Sellers nor the Company is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the issued and outstanding shares of the Common Stock.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

4.4           Financial Statements.

(a)           Section 4.4(a) of the Company Disclosure Schedule contains copies of the following financial statements for the Company (collectively, the “Financial Statements”):

(i)            the Company’s audited balance sheets and related statements of income and cash flows for the fiscal years ended June 30, 2007, 2006 and 2005; and

(ii)           the Company’s unaudited balance sheet as of October 31, 2007 (the “Latest Balance Sheet”) and related statements of income and cash flows as prepared by management for the four month period ended October 31, 2007.

(b)           Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, each Financial Statement (including the notes thereto) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presents, in all material respects, the financial condition of the Company as of such dates and the results of the Company’s operations for the periods specified, except as disclosed in such Financial Statements; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under GAAP.

(c)           The Company has established and maintains an effective system of internal policies and controls, including operational, financial reporting and organizational controls, sufficient to provide reasonable assurances that all material matters arising in connection with the operation of its business are reported to the Company’s senior management in a timely manner.

4.5           Events Subsequent to the Latest Balance Sheet.  Except as and to the extent set forth in the Latest Balance Sheet or incurred in the ordinary course of the Business or except as set forth in Section 4.5 of the Company Disclosure Schedule, since the date of the Latest Balance Sheet until the date hereof, (i) the Company has not incurred any obligations required by GAAP to be reflected or reserved against on a balance sheet of the Company and (ii) the Company has operated the Business in the ordinary course and there has been no Company Material Adverse Change.  Except as expressly set forth in the Financial Statements or in Section 4.5 of the Company Disclosure Schedule, since the Latest Balance Sheet until the date hereof, the Company has not declared, set aside or paid any dividends or distributions (including, but not limited to, (1) repurchase or redemption of stock or (2) in cash, stock or other property).

4.6           Tangible Assets; Inventory.

(a)           Except as set forth in Section 4.6(a) of the Company Disclosure Schedule, the Company has good and valid title to, or a valid leasehold interest in, the Tangible Assets reflected on the Latest Balance Sheet or acquired since the date thereof (other than assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet), free and clear of any and all Liens other than Permitted Liens.

(b)           The Tangible Assets described in Section 4.6(a) are free from material defects, have been maintained in accordance with normal industry practice, and are in reasonably satisfactory operating condition, ordinary wear and tear and aging excepted.

(c)           Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, all inventory of the Company reflected on the Latest Balance Sheet consisted, and all such inventory acquired since the Latest Balance Sheet consists, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary reserves and allowances consistent with past practice.

4.7           Compliance with Laws.  Except with regard to the tax matters addressed in Section 4.8, the environmental matters addressed in Section 4.9, the real estate matters in Section 4.13, and the employee matters addressed in Sections 4.13 and 4.14, the Company has complied with all Laws and Orders relating to the Company or the operation of the Business, other than those Laws and Orders the violation of which would not result in a Company Material Adverse Change and other than as set forth in Section 4.7 of the Company Disclosure Schedule.  Except as set forth in Section 4.7 of the Company Disclosure Schedule, the Company has not received written notice alleging any violations of Laws within the last twelve (12) months.  All material Permits necessary to the conduct by the Company of the Business are listed in Section 4.7 of the Company Disclosure Schedule, are in full force and effect, no material violations with respect to any thereof have occurred and no Action or Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or materially limit any thereof.

4.8           Tax Matters.  Except as set forth in Section 4.8 of the Company Disclosure Schedule:

(a)           The Company has prepared in good faith and duly filed all Tax Returns with respect to the Company required to be filed with any Tax authority.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return which has continuing effect.

(b)           There is no material dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Tax authority in writing or (ii) as to which any of the Sellers or the Company has Knowledge based upon personal contact with any agent of such Taxing Authority.

(c)           The Sellers have furnished to the Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 2004.

(d)           The Company is not a party to any tax allocation or sharing agreement.  The Company has not been a member of an Affiliated Group filing a consolidated federal Tax Return.

(e)           The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since April 2, 1990 (and under all comparable provisions of state, local, or foreign law since the dates set forth in Section 4.8(e) of the Company Disclosure Schedule) and the Company will be an S corporation up to and including the day the Company merges with F&H LLC.  The Company is not currently subject to, nor will be subject to by virtue of the transactions contemplated by this Agreement, either the built-in-gains tax under Section 1374 of the Code or the passive income tax under Section 1375 of the Code.

(f)            The Company (i) has not waived any statute of limitations in respect of Taxes or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency, in each case which has continuing effect.

(g)           None of the Sellers is a “foreign person” as such term is defined in Section 1445 of the Code.

(h)           The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(i)            The Company has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Government Entity all amounts required.

(j)            The Company has not been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(k)           The Company has not entered into any transaction that is either a “listed transaction” or that the Company believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. § 1.6011-4).

(l)            The amounts set forth on the “Distributions for 2007 Shareholder Income Taxes” spreadsheet (attached to Section 4.8(l) of the Company Disclosure Schedule) represent the actual month and amount of distributions made to the Sellers for purposes of making their respective required estimated tax payments attributed to the Company’s income as required pursuant to the Code.  The amount of such distributions were based upon a good faith belief of the Company’s income for the applicable tax period and were consistent with the Company’s past practices in making such Tax distributions to the Sellers.

4.9           Environmental Matters.  Except as set forth in Section 4.9 of the Company Disclosure Schedule: (i)  the Company is in material compliance with all applicable Environmental Laws and has in place all material permits and approvals required by applicable Environmental Laws;  (ii) the Company has not received written notice of any material violations or liabilities arising under Environmental Laws; (iii) the Company has no Knowledge of releases or threatened releases of Hazardous Materials at or from its Real Property or from property to which the Company has transported, or arranged for transport for the treatment, storage, handling or disposal of, Hazardous Materials; and (iv) there are no pending or, to the Knowledge of the Company, threatened claims arising under Environmental Laws that have been or may be filed by any Person with respect to the Real Property or the conduct of the Business.  The representations contained in this Section 4.9 sets forth sole and exclusive representations and warranties with respect to environmental matters and Environmental Laws.

4.10         Intellectual Property.

(a)           Section 4.10 of the Company Disclosure Schedule identifies each item of material Intellectual Property owned or licensed by the Company (other than trade secrets and know-how not embodied in any form or medium).

(b)           To the Company’s Knowledge, none of the material Intellectual Property currently used in the conduct of the Business (other than ready-to-use, pre-packaged software or software which is commercially available to the public) infringes upon the Intellectual Property rights of any other Person.  The Company is not a party to any Action or Proceeding, or any Order, and, to the Knowledge of the Company, none is threatened or imminent, alleging any infringement, violation or misappropriation of Intellectual Property rights of any other Person.

(c)           The Company exclusively owns or has a right to use all material Intellectual Property currently used (in the manner in which it is being used) in the conduct of the Business.

4.11         Real Estate.

(a)           Section 4.11(a) of the Company Disclosure Schedule lists all real property owned by the Company as of the date hereof (the “Owned Real Property” or “Real Property”). With respect to each parcel of Owned Real Property (each, a “Parcel”), except as set forth in Section 4.11(a) of the Company Disclosure Schedule:

(i)            the entity owning such Parcel has fee simple title to such Parcel and all buildings, fixtures and improvements situated thereon, which, as of the Closing Date, shall be free and clear of all Liens, other than Permitted Liens;

(ii)           each Parcel is in compliance, in all material respects, with all applicable building, zoning, subdivision, and land use Laws affecting such Parcel; and

(iii)          there are no outstanding options or rights of first refusal to purchase any Parcel or any portion thereof or interest therein.

(b)           Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, the Company does not lease any real property as a tenant.  Section 4.11(b) of the Company Disclosure Schedule lists all real property leased by the Company as a landlord pursuant to a real property lease (each, a “Lease”). With respect to each Lease, and except as disclosed in Section 4.11(b) of the Company Disclosure Schedule: (i) neither the Company nor, to the Knowledge of the Company, any other party to such Lease or any sublease, is in material breach or default and (ii) each Lease is the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, each other party thereunder and enforceable against the Company and, to the Knowledge of the Company, such other party in accordance with its terms, except as such enforceability may be limited by (y) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and (z) applicable equitable principles (whether considered in a proceeding at law or in equity).

(c)           Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, the Real Property constitutes all the interests in real property owned, leased, used or held for use by the Company in connection with, or that are necessary for, or otherwise material to, the conduct of the Business as presently conducted.

(d)           Except as set forth in Section 4.11(d) of the Company Disclosure Schedule (i) the Company has not received written notice of any outstanding, pending, or threatened condemnation proceedings relating to any Real Property, and (ii) there are no parties (other than the Company) in possession of any Owned Real Property, other than tenants under any oral or written leases or subleases who are in possession of space to which they are entitled.

(e)           Prior to the date hereof, Company has delivered, or caused to be delivered, to Purchaser copies (for review at Company’s offices and/or for review off site) of all Leases, deeds, mortgages, surveys, licenses, leases, title insurance policies, if any, and certificates of occupancy or equivalent documentation with respect to the Real Property in the possession or control of the Company.

4.12         Litigation.  Except as set forth in Section 4.12 of the Company Disclosure Schedule, there is no Action or Proceeding pending or, to the Knowledge of the Company, threatened against the Company and there is no Order to which the Company is subject which would result in a Company Material Adverse Change.

4.13         Labor Relations.  The Company has complied in all material respects with all applicable Laws relating to employment practices.

(a)           The Company is not a party to or bound by, and has never been a party to or bound by, any collective bargaining agreement.  No application or petition for an election of or for certification of a collective bargaining agent relating to the Company is pending as of the date of this Agreement.

(b)           There has not been pending or existing during the twelve (12) month period preceding the date of this Agreement any strike, slowdown, work stoppage or lockout involving the Company.

(c)           As of the date of this Agreement, there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or similar governmental agency outside of the United States, and no such charge or complaint has been made against the Company during the last twelve (12) months prior to the date of this Agreement.

(d)           Except as set forth in Section 4.13 of the Company Disclosure Schedule, the Company is, and has been for the last twelve (12) months prior to the date of this Agreement, in compliance, in all material respects, with all Laws relating to employment, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar Taxes.

4.14         Employee Plans.

(a)           Section 4.14(a) of the Company Disclosure Schedule identifies each of the Employee Plans and Employee Benefit Arrangements.  Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, the Company does not have any current Liability with respect to any Employee Plan or Employee Benefit Arrangment or any commitment or obligation to establish any other Employee Plan or Employee Benefit Arrangement.  The Company has furnished to the Purchaser copies of all Employee Plans that are in writing, Employee Benefit Arrangments that are in writing and all amendments thereto together with, where applicable, each Employee Plan’s summary plan description and any summaries of material modifications thereto.  With respect to this Section 4.14, the term “Company” includes any ERISA Affiliate.

(b)           Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, each Employee Plan and Employee Benefit Arrangement (and each related trust, insurance contract or funding arrangement) has been maintained and operated in accordance with its terms and complies in all material respects with the applicable requirements of Law, including ERISA and the Code, and has been operated in compliance with its terms, in all material respects, and no condition exists with respect to the maintenance and operation of any Employee Plan or Employee Benefit Arrangement that has resulted or would result in any penalty or excise taxes under applicable Law, including ERISA and the Code.

(c)           The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to any employee benefit plan subject to Part 3 of ERISA, Sections 412 and 430 of the Code or Title IV of ERISA.  The Company has not incurred any Liability as a result of the failure to comply with the continuation of coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code.

(d)           Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, none of the Employee Plans or Employee Benefit Arrangements provides for medical or death benefits beyond termination of service or retirement, other than (i) coverage mandated by Law, or (ii) death or retirement benefits under a benefit plan qualified under Section 401(a) of the Code.

(e)           None of the Employee Plans or Employee Benefit Arrangements is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and the Company has never contributed to or been obligated to contribute to any Multiemployer Plan on behalf of any employees of the Company.

(f)            Any Employee Plan or Employee Benefit Arrangement listed in Section 4.14(a) of the Company Disclosure Schedule has been maintained and operated in accordance with the requirements of Section 409A of the Code, to the extent applicable.

4.15         Employees.  Section 4.15 of the Company Disclosure Schedule contains a true and complete list as of the date hereof of (i) the employees employed by the Company having an annual base salary in calendar year 2007 of $100,000 or more, and (ii) the rate of all compensation paid by the Company to each such employee in calendar year 2007 plus any bonus, contingent or deferred compensation related to fiscal year 2007.  Except as set forth in Section 4.15 of the Company Disclosure Schedule, no employee listed in Section 4.15 of the Company Disclosure Schedule has provided written notice to the Company of its intention to terminate employment with the Company.

4.16         Affiliate Transactions.  Except as set forth in Section 4.16 of the Company Disclosure Schedule, no officer, director, employee, shareholder or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual, or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract or transaction with the Company (other than Contracts set forth in Section 4.18 of the Company Disclosure Schedule) or has any interest in any assets or property used by the Company (collectively, “Affiliate Transactions”).

4.17         Insurance.  Section 4.17 of the Company Disclosure Schedule sets forth a (i) list of each insurance policy, self-insurance arrangement and fidelity bond which covers the Company or its respective properties, assets and business (the “Policies”), and (ii) list of all pending claims under the Policies.  Except as set forth in Section 4.17 of the Company Disclosure Schedule, there are no pending claims under any of the Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.  The Policies are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent in accordance with the conduct of its respective businesses.

4.18         Contracts.  Section 4.18 of the Company Disclosure Schedule identifies a list, as of the date of this Agreement, of all of the following Contracts (collectively, the “Material Contracts”):

(a)           Contracts for any capital expenditure or future acquisition or sale by the Company of any assets involving $100,000 individually (or in the aggregate, in the case of any related series of Contracts) (excluding fixed price customer Contracts);

(b)           Contracts relating to joint ventures or partnerships of the Company;

(c)           (i) Contracts (other than fixed price customer contracts) calling for future aggregate purchase prices or payments to or from the Company in any one year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of Contracts); and (ii) as of December 19, 2007, fixed price customer Contracts calling for future aggregate payments to the Company in any one year of more than $250,000 in any one case (or in the aggregate, in the case of any related series of such Contracts);

(d)           Contracts containing covenants of the Company prohibiting or materially limiting the right to compete in any line of business or prohibiting or restricting its ability to conduct business with any Person or in any geographical area;

(e)           Contracts relating to the acquisition by the Company of any operating business, the capital stock of any other Person or, except for inventory and Tangible Assets acquired in the ordinary course of business, any other assets or property (real or personal) for a purchase price of more than $100,000 individually (or in the aggregate, in the case of any related series of Contracts), to the extent such acquisition occurred since December 31, 1997;

(f)            Contracts requiring the payment by or to the Company of a royalty, override or similar commission or fee of more than $100,000 in any one year;

(g)           all collective bargaining agreements and all Contracts relating to employment, compensation, benefits, termination, retention, severance (other than standard employee manuals and the like);

(h)           Contracts relating to the creation of Liens (other than the Permitted Liens) or the guarantee of the payment of Liabilities or performance of obligations of any other Person by the Company;

(i)            Contracts and other agreements pursuant to which any Person has granted to the Company or has been granted by the Company the right to use or purchase any Tangible Assets or Intellectual Property and involving the payment of amounts in excess of $100,000 in any one year; and

(j)            all notes, debentures, bonds, equipment trusts, letters of credit, loans or other Contracts for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contracts for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person.

The Company has furnished to the Purchaser true, correct and complete copies of all of the Material Contracts.  With respect to each Material Contract, as of the date of this Agreement (a) such Material Contract is legal, valid, binding, enforceable, and in full force and effect with respect to the Company, as applicable, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at Law or in equity), (b) the Company is not in material breach or default under any Material Contract, and (c) to the Knowledge of the Company, no other party to any Material Contract is in material breach or default thereof, other than as set forth in Section 4.18 of the Company Disclosure Schedule.  On December 20, 2007, the Company did not enter into any fixed price customer Contracts of a type required to be listed in Section 4.18(c)(ii) above that would be in violation of the covenant set forth in Section 5.2(i)(ii).

4.19         Customers; Suppliers.  As of the date hereof, the Company has not received any notice that any party intends to cancel any Material Contract or materially reduce the level of business it conducts with the Company.

4.20         Broker Fees.  Except as set forth in Schedule 4.20 of the Company Disclosure Schedule, neither the Company nor the Sellers have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Purchaser or the Company (following the Closing) could become liable or obligated.

4.21         Derivative and Hedging Activity.  Section 4.21 of the Company Disclosure Schedule sets forth a list, as of December 19, 2007, of (i) all outstanding Derivative Transactions to which the Company is a party as of the date hereof, whether or not the Company continues to have any obligations thereunder and (ii) all terminated Derivative Transactions to which the Company was a party prior to the date hereof, if Company has any contingent liability thereunder.  The Company has provided Purchaser with true, correct and complete copies of all material documentation relating to the Derivative Transactions that are required to be set forth in Section 4.21 of the Company Disclosure Schedule prior to the date hereof.  The Company has duly performed all of its obligations, in all material respects, under all Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults, in any material respect, by the Company or allegations or assertions of such by any party thereunder.  All outstanding Derivative Transactions are legal, valid and binding obligations of the Company and, to the Knowledge of the Company, the other parties thereto enforceable against the Company and such parties in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and applicable general principles of equity (whether considered in a proceeding at law or in equity)), and are in full force and effect.  On December 20, 2007, the Company did not enter into any Derivative Transaction of a type required to be listed in Section 4.21(i) above that would be in violation of the covenant set forth in Section 5.2(l).

4.22         Disclaimer.  No representation or warranty is being made to Purchaser by the Company or Sellers except as specifically set forth in Article III and Article IV.  Except as otherwise specifically provided in Article III and Article IV, the F&H Membership Interests are being acquired AS IS AND WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTY.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

5.1           F&H LLC Merger.  No later than the day immediately prior to the Closing Date, the Sellers shall form F&H LLC and issue membership interests in F&H LLC (the “F&H Membership Interests”) to each of the Sellers, such that F&H LLC shall be owned 100% by the Sellers as of the Closing Date, free and clear of all Liens.  On the date on which all conditions to the obligations of the Parties to consummate the Transactions are satisfied or waived (including the delivery (into escrow) of all documents required to be delivered at the Closing) (the

“Effective Date”), the Purchaser shall provide a written notice to the Sellers’ Representative that all of the conditions of Purchaser’s obligations to consummate the Closing are satisfied or waived (the “Purchaser Closing Notice”).  On the Effective Date, the Company will file an Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and a Certificate of Merger with the Secretary of State of the State of Delaware causing the Company to merge with and into F&H LLC, with F&H LLC surviving the merger (the “F&H LLC Merger”), and, upon consummation of the F&H LLC Merger, F&H LLC will use its commercially reasonable efforts to qualify F&H LLC to do business in the jurisdictions in which it is required to be so qualified. Notwithstanding anything to the contrary in this Agreement, upon the date of the delivery of the Purchaser Closing Notice, the Purchaser shall be obligated to consummate the Closing of the Transactions on the Closing Date, without regard to any condition hereunder, and its failure to do so shall be a breach of this Agreement, in which case the Sellers, Company and F&H LLC shall have all rights and remedies, including those provided for in Sections 9.2 and 9.3 hereof.

5.2           General; Operation of Business.  Each of the Parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).  From the date of this Agreement through the Closing, except as the Purchaser may approve otherwise (with such approval not to be unreasonably withheld or delayed), or as otherwise expressly contemplated or permitted by the Transaction Documents, the Company shall conduct the Business in the ordinary course in accordance with past practice and in compliance, in all material respects, with all Laws, Permits and Contracts and use its commercially reasonable efforts to preserve and protect the Company’s material assets and properties and its current relationship with customers, suppliers and others with which the Company has a business relationship.  Without limiting the generality of the foregoing and, except as contemplated or permitted by this Agreement or the Transaction Documents or as set forth on Schedule 5.2, with respect to the period between the execution of this Agreement and the Closing Date, the Company shall:

(a)           cause all transactions between the Company, on the one hand, and third Persons, on the other hand, to take place on arm’s length terms and not enter into any transactions with any Affiliates of the Company (other than as expressly permitted in this Agreement);

(b)           ensure that, except in the ordinary course of business, no change is made to any written agreement with any key employee or consultant, including any Contract relating to employment, compensation, benefits, termination, retention, or severance;

(c)           not declare or pay any dividends or distributions (including, but not limited to, repurchase or redemption of stock) to the Sellers, except: (i) upon prior written notice to Purchaser, for dividends and distributions paid to the Sellers in an amount sufficient to pay their respective Tax liabilities on account of taxable income of the Company (including distributions made on the Closing Date in amounts reasonably sufficient to cover income Tax liabilities of the Sellers on account of taxable income of the Company’s business for the period through the Closing Date (but excluding Tax liabilities of the Sellers on account of the Transactions)); provided, however, (x) if, for the tax year ended December 31, 2007, the amount of such tax distributions (which shall be calculated in a manner consistent with the methodology used to calculate the amount of distributions made to Sellers during the previous three estimated tax periods in 2007, as reflected on Schedule 5.2(c)) are in excess of $679,000, the Company will obtain the consent of Purchaser (which shall not be unreasonably withheld or delayed) for all tax distributions in excess of $679,000 and (y) for any portion of the taxable year beginning on January 1, 2008, the Company shall not make a tax distribution to the Sellers until the Company delivers a calculation showing the amount of such tax distribution to the Purchaser (which shall be prepared consistent with the past practices of the Company in determining prior tax distributions) and the Purchaser consents to the amount of such tax distribution, which consent shall not be unreasonably withheld or delayed; and (ii) for the quarterly payments set forth on Schedule 5.2 attached hereto required to repay a shareholder loan in accordance with the Stock Purchase Agreement, dated as of April 30, 1998, among certain of the stockholders of the Company;

(d)           not (i) issue or authorize for issuance any shares of capital stock, any options, warrants, purchase rights, subscription rights, conversion rights or other Contracts that, directly or indirectly, could require the Company to issue any shares of capital stock, (ii) sell or otherwise cause to become outstanding shares of capital stock or other security, or make any change in any such issued and outstanding security, or (iii) redeem, purchase or otherwise acquire any such security;

(e)           maintain its separate corporate existence, pay its debts and Taxes when due (unless being contested in good faith by appropriate proceedings and for which adequate reserves have been established), use commercially reasonable efforts to keep available the services of its present employees (without the obligation to pay additional bonuses or increase compensation), maintain its books and records in accordance with past practice, and use its reasonable best efforts to maintain in full force and effect all material Permits;

(f)            not adopt or propose any amendment to the certificate of incorporation or bylaws of the Company;

(g)           not (i) assume, incur or guarantee any Indebtedness (other than draw downs under the Credit Agreement in the ordinary course of business consistent with past practice), (ii) modify the terms of any existing Indebtedness, (iii) other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of the Company with a value in excess of $250,000 individually (or in the aggregate, in the case of any related series of transactions), or (iv) mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of the Company;

(h)           not (i) make any loans, advances or capital contributions to, or investments in, any Person or (ii) cancel any debts or waive any claims or rights of substantial value;

(i)            not (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) or (ii) other than in the ordinary course of business consistent with past practice, enter into any Contract which, if in effect on the date hereof, would have been required to be set forth in Section 4.18 of the Company Disclosure Schedule as a Material Contract; provided, however, that, even in the ordinary course of business, the Company shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), make any spot purchases of product in excess of 25,000 barrels or enter into any fixed price sales agreements in excess of 25,000 barrels or with a term longer than twelve (12) months;

(j)            not make any capital expenditure or acquire any assets, properties or rights (other than inventory in the ordinary course of business consistent with past practice) in excess of $250,000 individually (or in the aggregate, in the case of any related series of capital expenditures);

(k)           not (i) make any changes in its accounting methods, principles or practices or (ii) make any Tax election, change its method of Tax accounting, amend any Tax Return or settle any claim relating to Taxes without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld);

(l)            (i) not enter into any Derivative Transactions other than Derivative Transactions that are bona-fide hedges entered into in the ordinary course of business consistent with past practice and (ii) hedge, in Derivative Transactions of a type, amount and tenor consistent with past practice, the inventory purchased by the Company;

(m)          not pay any fee relating to obtaining the consent under the Credit Agreement in connection with the continuation of the Company’s line of credit after the Closing, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed); and

(n)           not agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding anything in this Section 5.2 to the contrary, the Company shall not be prohibited from taking all reasonable actions necessary to consummate the F&H LLC Merger.

5.3           Access to Records.  Subject to the terms of the Confidentiality Agreement, the Purchaser shall be entitled, through its employees and representatives, to enter upon and make such reasonable investigation of the assets, properties, business and operations of the Company, and such examination of the books and records, financial condition and operations of the Company as the Purchaser may reasonably request, including, without limitation, the reports and information set forth on Schedule 5.3 hereto.  Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice to the Company and under reasonable circumstances; provided, however, that (i) such investigation shall not unreasonably interfere with the business operations of the Company; (ii) the Company shall not be required to provide access to any information or take any other action that would constitute a waiver of the attorney-client privilege; and (iii) the Company need not supply the Purchaser with any information which, in the reasonable judgment of the Company, the Company is under a legal obligation not to supply.

5.4           Supplemental Disclosure; Notice of Developments.

(a)           During the period prior to the Closing Date, each party shall, as soon as practicable, notify the other party in writing of:

(i)            the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by such party in this Agreement;

(ii)           any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)          any breach of any covenant or obligation of such party; and

(iv)          any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely.

(b)           If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly (upon discovery) deliver to Purchaser an update to the Disclosure Schedule specifying such change.  No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or Sellers in this Agreement, or (ii) determining whether any of the conditions set forth in Article VII has been satisfied ; provided, however, if (X) the Company and Sellers’ Representative expressly acknowledge (in any such notice delivered by the Company and Sellers’ Representative) in good faith that that Purchaser has the right to terminate this Agreement pursuant to Section 9 by reason of such change (taking into account any prior changes so disclosed) and (Y) Purchaser fails to exercise such right to terminate this Agreement, then any right of Purchaser to indemnification (as a result of the breaches relating to the events, conditions, facts and/or circumstances giving rise to the change and any such prior changes) shall be deemed waived, notwithstanding any other provision in this Agreement to the contrary.

(c)           Derivative Activity.  Company hereby agrees to prepare and provide to Purchaser on the Closing Date a list (the “Closing Derivative List”) of (A) all outstanding Derivative Transactions to which Company is a party as of the date immediately prior to the Closing Date, whether or not Company continues to have any obligations thereunder and (B) all terminated Derivative Transactions to which Company was a party prior to such date, if Company has any contingent liability thereunder.  The Closing Derivative List shall include the fair market value of each outstanding Derivative Transaction as of such date, with a value to

Company expressed as a positive number and a value to the counterparty thereto expressed as a negative number.  Company shall determine the fair market value of each Derivative Transaction by obtaining quotations from the counterparty to such Derivative Transaction.

5.5           Public Announcements; Confidentiality.

(a)           None of the Company and the Sellers or the Purchaser shall make, or permit any agent or Affiliate to make, any public statements, including any press releases, with respect to this Agreement and the Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by any Law or Order or pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.  The Purchaser, the Sellers and the Company shall jointly agree on the content and substance of all public announcements concerning the Transactions.

(b)           The Parties acknowledge that the information being provided to one another in connection with the Transactions (including the terms and conditions of this Agreement and the other Transaction Documents) are subject to the term of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

5.6           Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any third party Action or Proceeding in connection with (a) the Transactions, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers or the Company, the Purchaser agrees to (i) cooperate with the contesting or defending party and its counsel, (ii) make available the Business Employees then employed by the Purchaser to provide testimony, to be deposed, to act as witnesses and to assist counsel, and (iii) provide access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

5.7           Regulatory and Other Approvals; Consents.

(a)           HSR Act.  The Company and the Purchaser will as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act.  Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act.  The Company and the Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act.  Each of the Company and Purchaser will use such Party’s reasonable best efforts to obtain any clearance required under the HSR Act for the Transactions and to request early termination and a waiver from the applicable waiting period under the HSR Act and any similar foreign laws and regulations.  Notwithstanding the foregoing, (i) Purchaser shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any assets of the Company or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the Transactions and (ii) Purchaser and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the Transactions.  The Company and the Purchaser shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.  In addition to the foregoing, the Company and the Purchaser shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any antitrust authority.  If necessary, the Company and the Purchaser shall file with any applicable foreign Government Entity any required notifications under applicable foreign antitrust or competition Law.

(b)           Other Authorizations and Consents.  As promptly as practicable after the date hereof, the Company and the Purchaser shall make all other filings with Government Entities and use commercially reasonable efforts to obtain all Permits required to consummate the Transaction, the consents of third Persons listed on Schedule 5.7(b) and the Specified Purchaser Consents.  Notwithstanding the foregoing, none of the Company or the Sellers shall have any obligation to pay any fee to any third Person for the purpose of obtaining such consent or any costs and expenses of any third Person resulting from the process of obtaining any such consent.  The Company and the Purchaser shall furnish promptly to each other all information that is not otherwise available to the other Party and that such Party may reasonably request in connection with such authorizations and consents.

5.8           Employee Matters.

(a)           For a period of ninety (90) days after the Closing Date, the Purchaser shall not terminate Business Employees in such numbers as would trigger any Liabilities under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”) or any state or local plant closing or severance Law.  The Purchaser shall comply with any notice or filing requirements under WARN and any state or local plant closing or severance Law.  The Purchaser is responsible for providing notice under WARN and any state or local plant closing or severance law of any plant closing or mass layoff which takes place or is triggered on or after the Closing Date.

(b)           From and after the Closing Date, the Purchaser shall, and shall cause F&H LLC to, honor (without modification) each written Contract between the Company and/or F&H LLC and any Business Employee that (i) existed as of the date hereof, and (ii) is set forth in Section 4.14 or Section 4.18(g) of the Company Disclosure Schedule.

(c)           Subject to any greater compensation and benefits provided in an employment agreement with any Business Employee, during the twelve (12)-month period commencing at the Closing Date, the Purchaser shall provide, or shall cause F&H LLC to provide, to any Business Employee (as long as such Business Employee continues to be employed by F&H LLC during such period) compensation and benefits, including the Employee Plans and Employee Benefit Arrangements, that are in the aggregate, substantially comparable to and no less favorable than the compensation and benefits being provided to Business Employees as of the date of this Agreement; provided, however, that nothing herein shall prohibit the Purchaser from replacing any such existing Employee Plan or Employee Benefit Arrangement with a plan, policy, program or arrangement which provide such Business Employees with benefits that are in the aggregate substantially comparable to and no less favorable than the benefits that would have been provided under such existing Employee Plan or Employee Benefit Arrangement.

(d)           The Purchaser shall cause F&H LLC to provide severance compensation to employees involuntarily terminated during the twelve (12)-month period commencing at the Closing Date in accordance with a severance policy reasonably acceptable to the Sellers, the principal terms of which are set forth on Exhibit 5.8 attached hereto.

(e)           Without limiting the generality of Section 5.8(b), with respect to any employee benefit plan, policy, program or arrangement as may be maintained for Business Employees from time to time following the Closing Date by Purchaser and/or F&H LLC (including plans, policies, programs or arrangements providing severance benefits and vacation entitlement), service by such Business Employees performed for F&H LLC and/or the Company prior to Closing shall be treated as service with the Purchaser or F&H LLC, as the case may be, for purposes of determining eligibility to participate and vesting.  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations.  The Purchaser shall also honor, or cause F&H LLC to honor, all vacation, personal and sick days accrued by the Business Employees under the Employee Plans and Employee Benefit Arrangements immediately prior to the Closing Date, to the extent reserved against the Financial Statements.

(f)            Without limiting the generality of Section 5.8(b), the Purchaser shall cause F&H LLC to honor, in accordance with their terms, and shall, or shall cause F&H LLC to, make required payments when due under, all Employee Plans and Employee Benefit Arrangements maintained or contributed to by F&H LLC or to which F&H LLC is a party (including employment, incentive and severance agreements and arrangements), that are applicable with respect to any Business Employee or any director of the Company or manager of F&H LLC (whether current, former or retired) or their beneficiaries; provided, however, that the foregoing shall not preclude the Purchaser or F&H LLC from amending or terminating any Employee Plan or Employee Benefit Arrangement in accordance with its terms.

5.9           Record Retention.  The Parties agree that for a period of seven (7) years after the Closing Date, or for a longer period if required by Law, without the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed), neither the Purchaser nor any of its Affiliates shall dispose of or destroy any of the books and records purchased hereunder which may be relevant to any legal, regulatory or Tax audit, investigation, inquiry or requirement of any of the Sellers without first offering such records to the Sellers.

5.10         Rights to Indemnification.  F&H LLC’s certificate of formation and operating agreement (at the time of the F&H LLC Merger) shall contain the same provisions relating to indemnification and exculpation of managers and officers of F&H LLC (and, with respect to the period prior to the F&H LLC Merger, directors and officers of the Company) as currently contained in the articles of incorporation and bylaws of the Company (with respect to officers and directors of the Company) for acts and omissions on or prior to the Closing Date. The Purchaser shall not amend, alter, modify, or terminate any provisions in F&H LLC’s certificate of formation or operating agreement or other equivalent governing documents in a manner which would remove, limit or impair such provisions providing for such indemnification and exculpation.  The Purchaser shall cause F&H LLC to maintain insurance coverage under a director and officers liability insurance policy for a period of not less than six (6) years from the date hereof (in amounts no less favorable than those of such policy in effect on the date hereof and sufficient in scope to insure against F&H LLC’s obligations in its certificate of formation and operating agreement, including coverage for the period up to and including Closing Date).  In lieu of the foregoing, the Purchaser may purchase six-year “tail” coverage covering acts or omissions prior to the Closing on terms no less favorable than those contained in the existing policy.  This Section 5.10 is intended for the irrevocable benefit of, and to grant third party rights to, the directors and officers of the Company (and the managers and officers of F&H LLC) existing on or at anytime prior to the Closing (and their respective heirs and personal representatives), and shall be binding upon all successors and assigns of the Purchaser, F&H LLC and the Company.  The directors and officers of the Company (and the managers and officers of F&H LLC) as of immediately prior to Closing shall be entitled to enforce the covenants contained in this Section 5.10.  In the event that F&H LLC (or any of its successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its properties and Assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such Assets, as the case may be, shall assume the obligations set forth in this Section 5.10 subject to applicable Law.

5.11         Acknowledgement of Personal Property.  The Parties acknowledge and agree that the personal property set forth in Schedule 5.11 is personal property owned by the Sellers and that Sellers shall be entitled to remove such personal property from the premises of the Company.

5.12         Tax Matters.

(a)           Preparation of Tax Returns.

(i)            Tax Periods Ending On or Before the Closing Date.

(A)          Non-Income Tax Returns.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and F&H LLC for all periods ending on or prior to the Closing Date (“Pre-Closing Tax Period”) which are filed after the Closing Date, other than income Tax Returns and the PA Capital Stock Tax Return for such periods.  Such Tax Returns shall be prepared consistently with the past practice of the Company, unless otherwise required by applicable Law.  Purchaser shall permit the Sellers’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall accept all comments that are reasonable.  Purchaser shall cause the Company to pay such Taxes in accordance with the Company’s normal past practices.  Sellers shall reimburse Purchaser for such Taxes to the extent not incurred in the ordinary course of business or incurred in a manner inconsistent with the Company’s normal past practices within fifteen (15) days of demand by Purchaser or the Company.

(B)           Income Tax Returns.  Sellers’ Representative shall prepare or cause to be prepared all income Tax Returns (including the PA Capital Stock Tax Return) for the Company and F&H LLC for all Pre-Closing Tax Periods.  Such income Tax Returns shall be prepared consistently with past practice of the Company.  Sellers’ Representative shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall accept all comments that are reasonable.  The Purchaser, the Company or F&H LLC shall file such Tax Returns at the direction of the Sellers’ Representative on or before the applicable due date (taken into account extension periods).  With respect to all income Tax Returns of the Company or F&H LLC that reflect a Company Tax liability (as compared to a Seller Tax Liability), Sellers shall reimburse Purchaser for such Taxes of the Company or F&H LLC within fifteen (15) days of payment by Purchaser, the Company or F&H LLC of such Taxes; provided, however, that Sellers shall be permitted to utilize any Tax credits generated by the Company during Pre-Closing Tax Period (including Tax credits that are generated by the Company’s participation in the Pennsylvania EITC Program) to offset their portion of the Company’s Tax Liability.

(ii)           Tax Periods Beginning Before and Ending After the Closing Date.  Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company or F&H LLC for Tax periods which begin on or before the Closing Date and end after the Closing Date (a “Straddle Tax Period)”.  Such Tax Returns shall be prepared consistently with the past practice of the Company unless otherwise required by applicable Law.  Purchaser shall permit the Sellers’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall accept all comments that are reasonable.  Sellers shall reimburse Purchaser solely from the Escrow Funds within five (5) days of the date on which income Taxes are paid with respect to such periods an amount equal to the portion of such income Taxes which relates to the portion of such taxable period ending on the Closing Date.

(iii)          Allocation. For purposes of this Section 5.12, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Taxes which relates to the portion of such Straddle Tax Period ending on the Closing Date shall (x) in the case of any Taxes other than the Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Tax Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the Straddle Tax Period ended on the Closing Date.  For purposes of this Section 5.12, in the case of any Tax credit relating to a Straddle Tax Period, the portion of such Tax credit which relates to the portion of such Straddle Tax Period ending on the Closing Date shall be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (y) above bears to the total amount of Taxes for such Straddle Tax Period.

(b)           Cooperation on Tax Matters.

(i)            Purchaser and each Seller shall (and Purchaser shall cause the Company and F&H LLC to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each Seller and Purchaser agree to (A) retain all books and records with respect to Tax matters pertinent to the Company or F&H LLC relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give all parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, shall allow such other party to take possession of such books and records.

(ii)           Purchaser and each Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

(c)           Amended Tax Returns.

(i)            Any amended Tax Return of the Company or F&H LLC or claim for Tax refund on behalf of the Company or F&H LLC or any period ending on or prior to the Closing Date shall be filed, or caused to be filed, only by the Sellers’ Representative.  The Sellers’ Representative shall not, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax Liability of the Purchaser for any period ending after the Closing Date.

(ii)           Any amended Tax Return of the Company or F&H LLC or claim for Tax refund on behalf of the Company or F&H LLC for any period ending after the Closing Date shall be filed, or caused to be filed, only by the Purchaser.  The Purchaser shall not, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax Liability of the Sellers for (i) any period ending on or prior to the Closing Date or (ii) any portion of a Straddle Tax Period.

(d)           Audits.

(i)            Purchaser shall provide Sellers’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service (“IRS) or any other taxing authority, which relate to any Pre-Closing Tax Periods within ten (10) days of the receipt of such notice.  Sellers’ Representative shall have the sole right to represent the interests of the Company or F&H LLC in any Tax audit or other proceeding relating to any Pre-Closing Tax Periods, to employ counsel of his choice at his own expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided, however, that Sellers’ Representative shall inform Purchaser of the status of any such proceedings, shall provide Purchaser (at Purchaser’s cost and expense) with copies of any pleadings, correspondence, and other documents as Purchaser may reasonably request and shall consult with Purchaser prior to the settlement of any such proceedings and shall obtain the prior written consent of Purchaser prior to the settlement of any such proceedings that could reasonably be expected to adversely affect Purchaser in any taxable period ending after the Closing Date, which consent shall not be unreasonably withheld or delayed; provided further, however, that Purchaser and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Purchaser’s sole expense.

(ii)           Purchaser and Sellers’ Representative shall provide each other with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other taxing authority that relate to any Straddle Tax Period within ten (10) days of the receipt of such notice.  Purchaser and Sellers’ Representative shall jointly control the conduct of any Tax audits or other proceedings relating to Taxes for a Straddle Tax Period, and neither party shall settle any such Tax audit or other proceeding without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

(iii)          Purchaser shall have the right to control all other Tax audits or proceedings of the Company or F&H LLC.  Purchaser shall obtain the prior written consent of Sellers’ Representative prior to the settlement of any such proceedings that could reasonably be expected to increase the Sellers’ Tax liability for a Pre-Closing Tax Period, which consent shall not be unreasonably withheld or delayed.

(iv)          Purchaser, the Company and F&H LLC shall execute and deliver to Sellers’ Representative such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

(e)           Certain Taxes.   All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Purchaser when due, and the Purchaser,  the Company or F&H LLC will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable Law, the Sellers will join in the execution of any such Tax Returns and other documentation, provided that Sellers are held harmless from any liability solely by reason of such joinder.

(f)            Tax Covenants.

(i)            Purchaser covenants that without obtaining the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld or delayed), and except as required by law, it will not, and will not cause or permit F&H LLC or any affiliate of Purchaser, to (i) take any action on the Closing Date other than in the ordinary course of business that could give rise to any Tax liability of Sellers or any indemnification obligation of Sellers under Section 6.1, or (ii) make or change any material Tax election, amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case if such action could have the effect of increasing the Tax liability of Sellers or reducing any Tax asset of the Company or F&H LLC with respect to any Pre-Closing Tax Period or portion of a Straddle-Tax Period ending on the Closing Date.

(ii)           After the Closing Date, Purchaser, the Company or F&H LLC will not, without obtaining the written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld or delayed), agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company or F&H LLC for any Pre-Closing Tax Period or any Straddle Tax Period.

(iii)          Sellers shall have the right to any Tax refunds received by the Company or F&H LLC for any Pre-Closing Tax Period or portion of any Straddle Tax Period that ends on the Closing Date.  Purchaser shall pay such amounts to Sellers’ Representative no later than ten (10) days after the receipt by the Company of such Tax refunds.

(g)           Tax Treatment of F&H LLC Merger / Asset Allocation.

(i)            Purchaser and Sellers acknowledge that the F&H LLC Merger, followed by the sale of the F&H LLC Membership Interests, will be treated as follows for Tax purposes:

(A)          first, the transfer by the Company of all its assets to (and assumption of all its liabilities by) F&H LLC in exchange for the issuance of the F&H LLC Membership Interests to the Company;

(B)           next, the liquidation of the Company pursuant to which the Company distributes all its assets to the Sellers (consisting solely of the F&H LLC Membership Interests) in a fully taxable transaction; and

(C)           finally, on the day following the F&H LLC Merger, the purchase by Purchaser of the F&H LLC Membership Interests from the Sellers which shall be in accordance with Revenue Ruling 99-6, 1991-1 CB 432.

(ii)           Purchaser, the Company, F&H LLC, and the Sellers hereby acknowledge that the agreed fair market value of the Company’s and F&H’s assets for the purposes of determining the tax consequences of the liquidation of the Company and the purchase by Purchaser of the F&H LLC Membership Interests shall be as set forth in an agreement reached by Purchaser and Sellers’ Representative (the “Purchase Price Allocation”).  The Purchase Price Allocation shall be prepared consistent with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and in accordance with the methodology set forth on Schedule 5.12(g).

(iii)          Sellers’ Representative shall deliver a statement reflecting the Purchase Price Allocation (the “Allocation Statement”) to the Purchaser no later than sixty (60) days following the Closing Date.  The Purchaser shall notify Sellers’ Representative of any objections to the Allocation Statement within fifteen (15) days after the Purchaser receives the Allocation Statement.  If the Company does not notify Sellers’ Representative of any objections to the Allocation Statement, within that fifteen (15) day period, the Allocation Statement shall be construed as final.  If the Purchaser notifies Sellers’ Representative of an objection to the

Allocation Statement by the end of the fifteen (15) day period, and the Sellers’ Representative and the Purchaser are unable to resolve their differences within fifteen (15) days thereafter, then the disputed items on the Allocation Statement shall be submitted to a mutually acceptable Neutral Accounting Firm (the “Accounting Arbitrator”) for resolution, with the costs paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Purchaser, and the Accounting Arbitrator shall be instructed to deliver a finalized Allocation Statement as soon as possible.

(iv)          Purchaser, Sellers, the Company, F&H LLC, and their respective Affiliates shall report, act and file all Tax Returns in all respects and for all purposes consistent with the Allocation Statement and the tax treatment of the F&H LLC Merger (followed by the sale of the F&H LLC Membership Interests) described in this Section 5.12(g), as well as any amendments to such Tax Returns required with respect to any adjustment to the Purchase Price.  Neither Purchasers, Sellers or any of their Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the information set forth on the Allocation Statement or that is inconsistent with this Section 5.12(g), unless required to do so by applicable Law.

(h)           Tax Treatment of Executive Bonuses.  All Tax deductions relating to (i) the payments under the Executive Retention Agreements (under the 1999 Bonus Plan and 2002 Bonus Plan) to the extent relating to payments made on or prior to the Closing Date and (ii) the portion of the Executive Sale Bonuses that are paid on the Closing Date, shall be for the benefit of the Sellers and shall be reported on the Tax Return of the Company and/or F&H LLC for the applicable tax period ending on or immediately prior to the Closing Date.  All Tax deductions relating to the portion of the Executive Sales Bonuses that are paid after the Closing Date shall be for the benefit of the Purchasers.

5.13         Further Assurances.  From and after the Closing, the Purchaser and each of the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the Transactions.  The Purchaser shall permit the Sellers and their authorized representatives, at reasonable times upon reasonable prior notice under reasonable circumstances, to enter upon and make such reasonable investigation of the assets, properties, business and operations of the Purchaser and the Company and such examination of the books and records, financial condition and operations of the Purchaser and the Company as the Sellers may reasonably request; provided that such investigation or examination relates to transactions or events occurring prior to the Closing or transaction or events occurring subsequent to the Closing which arise out of or are related to transactions or events occurring prior to the Closing; provided further, that such investigation shall not unreasonably interfere with the business operations of the Purchaser or the Company.

5.14         Survival.  The agreements and covenants contained in this Article V shall survive the Closing Date and be enforceable thereafter, subject to any time limitations contained in this Agreement.

5.15         Exclusivity.  The Sellers and the Company shall not, nor shall they permit any officer, director, employee, investment banker, attorney or other adviser or representative of the Sellers, the Company or any of their respective Affiliates, to, submit, solicit, initiate, or discuss any Acquisition Proposal (as defined below), enter into any Contract or accept any offer relating to any Acquisition Proposal, consummate any reorganization, liquidation, dissolution or initial public offering.  “Acquisition Proposal” means, other than this Agreement and the Transactions, any proposal or offer relating to the acquisition, directly or indirectly, of all or any substantial portion of the capital stock or assets of the Company (including any acquisition structured as a merger, consolidation or share exchange).  The obligations of the Parties under this Section 5.15 shall automatically terminate upon the Closing or the earlier termination of this Agreement in accordance with Article IX hereof.

5.16         Sellers’ Representative.

(a)           Each Seller, by virtue of its execution of this Agreement, hereby makes, constitutes and appoints the Sellers’ Representative, with full power of substitution and re-substitution, as its true and lawful attorney-in-fact for him, her or it and in his, her or its name, place, and stead to sign, execute, deliver and perform any Transaction Documents required to be executed by such Seller (or any Transaction Documents by which Seller is otherwise bound), to make and authorize amendments to, or waivers of, this Agreement or any other Transaction Document, to enforce the obligations of the Purchaser and the Company under this Agreement or any other Transaction Document, to give and receive all notices required or permitted by the Sellers’ Representative under this Agreement or any other Transaction Document, and to defend and/or settle any indemnification claims made by the Purchaser or the Company or any other Indemnified Person pursuant to the terms of this Agreement or any other Transaction Document (to the extent such claims are to be satisfied out of the Escrow Funds), hereby ratifying and confirming that the Sellers’ Representative may do or cause to be done by virtue hereof and to make all determinations and elections hereunder and thereunder.  This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and shall survive the Closing and death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of any Seller.  This power of attorney may be exercised by the Sellers’ Representative by listing the Seller executing any Transaction Document with the single signature of the Sellers’ Representative acting as attorney-in-fact for such Seller.  Each Seller hereby forever releases and discharges the Sellers’ Representative from any and all liability which may arise in connection with the Sellers’ Representative’s performance in good faith and any acts or omissions which such Sellers’ Representative takes on behalf of the Sellers and their shareholders in accordance with the terms of this limited power of attorney, except in the case of gross negligence or willful misconduct of the Sellers’ Representative.

(b)           Each Seller shall indemnify and hold harmless and reimburse the Sellers’ Representative from and against such Seller’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Sellers’ Representative arising out of or resulting from any action taken or omitted to be taken by the Sellers’ Representative under this Agreement or the other Transaction Documents, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Sellers’ Representative’s gross negligence or willful misconduct, and in the event there are any remaining funds in the Escrow Account to be distributed to the Sellers at the termination of the Escrow Account, such funds shall first satisfy any such loss, liability, or expense incurred by the Sellers’ Representative and thereafter the Sellers’ Representative shall be entitled to recover any such losses, liabilities or expenses from the Escrow Account prior to the distribution of funds to the Sellers.

(c)           Each Party shall be entitled to rely exclusively upon any communication given or other action taken by the Sellers’ Representative on behalf of the Sellers pursuant to this Agreement or the other Transaction Documents.

ARTICLE VI
INDEMNIFICATIONS; SURVIVAL

6.1           Indemnification by the Sellers.  Subject to the terms, conditions and limitations of this Article VI, following the Closing, the Purchaser, each of its Affiliates, and their respective successors, assigns, officers, directors, employees and agents shall be indemnified, and held harmless

(a)           by each Seller, severally (and not jointly) from and against any Loss suffered or incurred by any such Indemnified Person arising or resulting from or based upon any breach of any representation or warranty of such Seller contained in Article III of this Agreement; and

(b)           by the Sellers, jointly and severally, arising or resulting from or based upon

(i)            any breach of any representation or warranty of the Sellers,  Sellers’ Representative or the Company contained in this Agreement (other than in Article III) or any other Transaction Document,

(ii)           the breach of any covenant of the Sellers, Sellers’ Representative or the Company contained in this or any other Transaction Document; or

(iii)          (1) except as provided for in Section 5.12(a)(i)(A), any and all Taxes (or the non-payment thereof) of the Company or F&H LLC for Pre-Closing Tax Periods and the portion of any income Taxes for Straddle Tax Periods ending on the Closing Date and (2) any and all Taxes (or the non-payment thereof) of any other Person imposed on the Company or F&H LLC as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date;

provided, however, that (I) there shall be no indemnification Liability under Sections 6.1(a) or 6.1(b)(i) above unless the aggregate of all Losses arising thereunder for which indemnification liability would, but for this proviso, exist exceeds one percent (1%) of the Purchase Price and then only to the extent of any such excess; (II) there shall be no indemnification Liability hereunder for any breach if the Purchaser had Knowledge of such breach at the time of the Closing; and (III) the aggregate Liability under Sections 6.1(a), 6.1(b)(i) or 6.1(b)(ii) shall in no event exceed the Escrow Funds; provided further, however, that the limitations set forth in clauses (I) and (III) above shall not apply to any Loss arising from a breach of Section 3.1 (Power and Authorization), 3.2(a) (Binding Effect), Section 3.3 (Capital Stock), Section 4.1 (Organization; Qualification; Corporate Power and Authorization), 4.2(a) (Binding Effect), Section 4.3 (other than 4.3(c)), Section 4.8 (Tax Matters), or Section 4.20 (Broker Fees).

6.2           Indemnification by the Purchaser.  Subject to the terms and conditions of this Article VI, following the Closing, the Purchaser shall indemnify the Sellers, their assigns and the

Company’s pre-Closing officers, directors, employees and agents, against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person, arising or resulting from or based upon (a) any breach of any representation or warranty of the Purchaser contained in this Agreement or any other Transaction Document which survives the Closing, (b) the breach of any covenant of the Purchaser contained in this Agreement or any other Transaction Document, or (c) any post-Closing operations of the Company and its Affiliates; provided, however, that (i) there shall be no indemnification Liability under clause (a) above or, to the extent relating to a breach of any covenant to be performed prior to the Closing, clause (b) above, unless the aggregate of all Losses arising thereunder for which the indemnification Liability would, but for this proviso, exist exceeds one percent (1%) of the Purchase Price and only to the extent of any such excess and (ii) there shall be no indemnification Liability under clauses (a) and (b) above for any breach if the Company or the Sellers had Knowledge of such breach at the time of the Closing, and; provided further, however, that the limitation set forth in clause (i) above shall not apply to any Loss arising from a breach of Section 2.3 (Broker Fees), Section 5.8 (Employee Matters), or Section 5.10 (Rights to Indemnification).

6.3           Losses Net of Insurance, Etc.  Subject to the terms and conditions of this Article VI, which terms and conditions shall not be applicable to any Loss arising from a breach of Sections 5.8 or 5.10, following the Closing:

(a)           The amount of any Loss for which indemnification is provided under this Article VI shall be net of any amounts (i) actually recovered or (ii) which are covered by, and recoverable, on a commercially reasonable basis, by the Indemnified Person, in each of (i) and (ii) under insurance policies in effect and applicable to such Loss.

(b)           Any payment or indemnity required to be made pursuant to Sections 6.1 or 6.2 shall be adjusted to take into account any reduction in Taxes actually realized by the Indemnified Person (which term shall, for purposes of this paragraph, include the ultimate payer(s) of Taxes in the case of an Indemnified Person that is a branch or a disregarded entity or other pass-through entity for any Tax purpose) as a result of the Loss giving rise to the payment or indemnity.  In determining the amount necessary to be added to any payment or indemnity in order to accomplish the foregoing, the parties hereto agree (i) to treat all Taxes required to be paid by, and all reductions in Tax realized by any Indemnified Person, as if such Indemnified Person were subject to Tax at the highest marginal Tax rates (for both federal and state, as determined on a combined basis) applicable to such Indemnified Person and (ii) to treat any indemnification payments made to the Purchaser pursuant to this Agreement as an adjustment to the final Purchase Price, unless a “Final Determination” with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price.  For purposes of this agreement “Final Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal IRS Form 870-AD and, (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

(c)           In connection with an Indemnified Person’s rights under this Article VI, an Indemnified Person may seek only seek actual damages and may not seek any other damages, including but not limited to punitive, consequential (including loss of anticipated profits) and incidental damages, as to any matter under, relating to or arising out of the Transaction Documents or the Transactions.

(d)           Notwithstanding Section 6.1, the Purchaser shall not be entitled to indemnification under this Article VI with respect to any Loss that is reflected as a Liability on the Latest Balance Sheet or reflected in the footnotes to the Financial Statements.

(e)           No Person shall be entitled to indemnification under this Article VI with respect to any Loss that is attributable to any action taken or omitted to be taken by such Person or any of its Affiliates.  The Indemnified Person shall cooperate with each Indemnifying Person with respect to resolving any Liabilities with respect to which such Person is obligated to indemnify the other Person, including by making commercially reasonable efforts to mitigate or resolve any such Liabilities.  In the event that the Indemnified Person shall fail to cooperate and make such efforts to mitigate or resolve any such Liabilities, then notwithstanding anything else to the contrary contained herein, each Indemnifying Person shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if the Indemnified Person had made such efforts.

(f)            The indemnification provisions contained in this Article VI (including the provisions of Section 6.1) are intended to provide the sole and exclusive remedy following the Closing as to all Losses either party may incur arising from or relating to the Transaction Documents (or the representations, warranties or covenants contained therein) or the Transactions, and each Party hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation (other than with respect to claims for fraud).  Subject to the provisions of this Section 6.3(f), the sole source to satisfy any and all indemnification claims of the Purchaser pursuant to Article VI shall be the Escrow Funds, except for those claims arising from a breach of Sections 3.1, 3.2(a), 3.3, 4.1, 4.2(a), 4.3 (other than 4.3(c)), 4.8 or 4.20 and except for claims under Section 6.1(b)(iii).  With respect to claims arising from a breach of Sections 4.1, 4.2(a), 4.3 (other than 4.3(c)), 4.8 or 4.20, no claim may be made directly against any Seller unless and until the Escrow Funds are exhausted.  For any claims arising under Section 6.1(a), Purchaser shall have the right to (and shall only have the right to) make a claim against the Seller directly (and not the Escrow Funds or any other Seller).  If any claims involving a breach of covenants are made after distribution of the Escrow Funds (in accordance with and subject to Section 6.6 of this Agreement), the Purchaser shall have the right to make a claim against the Sellers directly for such matters, but in no event shall the Sellers, in the aggregate, be liable for any or all of such claims for more than the amount of Escrow Funds so distributed to the Sellers.  Notwithstanding anything herein to the contrary, no Seller in any event shall be liable, in the aggregate, for more than such Seller’s pro rata portion of the Purchase Price received by such Seller.

(g)           The indemnities herein are intended solely for the benefit of the Persons expressly identified in Section 5.8 and 5.10 and this Article VI (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

6.4           Termination of Indemnification.  The obligations to indemnify and hold harmless an Indemnified Person pursuant to Sections 6.1 and 6.2 shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 6.6; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any specific matter as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice thereof (stating in reasonable detail the basis of such claim) (a “Claim Notice”) to the Indemnifying Person.

6.5           Procedures Relating to Indemnification.  In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within ten (10) Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any expense incurred during the period in which the Indemnified Person failed to give such notice).  Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five (5) Business Days after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person.  If the Third-Party Claim includes allegations for which the Indemnifying Person both would and would not be obligated to indemnify the Indemnified Person, the Indemnifying Person and the Indemnified Person shall in that case jointly assume the defense thereof.  Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof.  If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right, at its own expense, to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense.  The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third-Party Claim as provided above).  If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making officers, directors, employees and agents of the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Person.  Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld or delayed).  The Indemnifying Person shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless any such admission, settlement, compromise or discharge also releases the Indemnified Person completely in connection with such Third-Party Claim.

6.6           Survival of Representations, Warranties, and Covenants.  All representations, warranties and covenants contained in this Agreement and the other Transaction Documents shall survive the Closing and remain in full force and effect as follows: (a) for a period of twelve (12) months following the Closing Date, with respect to all representations and warranties and any covenant or agreement to be performed prior to the Closing (other than with respect to Sections 3.1, 3.2(a), 3.3, 4.1, 4.2(a), 4.3 (other than 4.3(c)), 4.8 and 4.20 which shall survive the Closing and remain in full force and effect until the date that is thirty (30) days after the applicable statute of limitations), or (b) with respect to each other covenant or agreement contained in this Agreement or any other Transaction Document, until the last date on which such covenant or agreement is to be performed or, if no such date is specified, for a period of three (3) years, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a) or (b) will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching party by the other party on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VI.

ARTICLE VII
CONDITIONS TO THE CLOSING

7.1           Conditions of the Purchaser’s Obligation.  The Purchaser’s obligation to effect the Transactions is subject to the satisfaction as of the Closing of the following conditions precedent:

(a)           Representations and Warranties.  Each representation and warranty set forth in Articles III and IV above shall have been true and correct in all respects at and as of the Effective Date as though then made (provided that any representation and warranty that addresses matters only as of a certain date shall be so true and correct in all respects as of that certain date), except to the extent the failure to be so true and correct has not resulted in a Seller Material Adverse Change or a Company Material Adverse Change.

(b)           Covenants.  The Sellers and the Company shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

(c)           Expiration or Termination of HSR Periods.  All applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or otherwise been terminated by the Parties.

(d)           Government Entity Approvals.  All approvals and actions of or by, and all notices to, all Government Entities which are set forth on Exhibit 7.1(d) and, to the extent not disclosed by the Company in the Company Disclosure Schedule, such other approvals, actions and notices whose failure to obtain would result in a Company Material Adverse Change.

(e)           Third Party Consents.  Any and all consents, waivers, approvals, authorizations and notices which are set forth on Exhibit 7.1(e) (the “Specified Seller Consents”) and, to the extent not disclosed by the Company in the Company Disclosure Schedule, such consents, waivers, approvals, authorizations and notices whose failure to obtain would result in a Company Material Adverse Change.

(f)            Proceedings.  No Action or Proceeding shall be pending or threatened as of the Effective Date before any Government Entity the result of which could prevent or prohibit the consummation of the Transactions or cause any such Transactions to be rescinded following consummation, and no Order having any such effect shall exist.

(g)           Escrow Agreement and Executive Sale Bonus Trust Agreement.  The Purchaser shall have received (i) the Escrow Agreement, executed by the Sellers’ representative and the Escrow Agent, and (ii) the Executive Sale Bonus Trust Agreement executed by Sellers’ Representative and the Trustee.

(h)           Material Adverse Change.  Since the date of this Agreement until the Effective Date, there shall have been no Company Material Adverse Change.

(i)            Closing Documents.  The Company and the Sellers shall have delivered to the Purchaser the following:

(i)            the deliveries set forth in Section 1.4(e) hereof;

(ii)           releases in the form of Exhibit 7.1(i)(ii), executed by Sellers (collectively, “Seller’s Releases”);

(iii)          employment agreements in the form of Exhibit 7.1(i)(iii) (“Executive Employment Agreements”) with the Specified Executives, executed by the Specified Executives;

(iv)          consulting agreements in the form of Exhibit 7.1(i)(iv) (“Consulting Agreements”) with Kenneth Longacre, Jr. and Richard A. Longacre, executed by such Persons;

(v)           noncompetition agreements in the form of Exhibit 7.1(i)(v), executed by Sellers (collectively, the “Non-Competition Agreements”);

(vi)          the Escrow Agreement, executed by the Sellers’ Representative and Executive Sale Bonus Escrow Agreement, executed by the Sellers’ Representative;

(vii)         the Company Disclosure Schedule and the Seller Disclosure Schedule, if any;

(viii)        a certificate of an officer of the Company, dated as of the Effective Date and signed by an executive officer of the Company, expressly certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) required to be satisfied as of such date have been met; it being understood that for purposes of satisfying this delivery (but not the condition set forth in Section 7.1(a)), that such certificate may include supplemental disclosures concerning developments that occurred after the date hereof and prior to the Effective Date;

(ix)           a copy of the resolutions duly adopted by the board of directors and the shareholders of the Company authorizing the execution, delivery and performance by the Company of each Transaction Document to which the Company is a party and the consummation of the Transactions, as in effect as of the Closing, certified, on behalf of the Company, by an officer of the Company (which such certification shall include a representation as to the incumbency and signatures of the officers of the Company executing the Transaction Documents);

(x)            a copy of all trust agreements governing each Seller that is a trust;

(xi)           a certified copy of the articles of incorporation (and each amendment thereto) of the Company from the Secretary of State of the Commonwealth of Pennsylvania;

(xii)          the minute books, stock books, stock ledgers and corporate seal of the Company and F&H LLC, as applicable;

(xiii)         the resignations of all of the directors and officers of the Company, effective as of the Closing;

(xiv)        all instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Company and each Subsidiary, and all keys and combinations to all safe deposit boxes, lock boxes and safes of the Company, if any;

(xv)         certificates, dated not more than ten (10) Business Days prior to the Closing, as to the good standing of the Company from the Secretary of State of the Commonwealth of Pennsylvania and the Secretary of State of each other state in which the Company is qualified to do business;

(xvi)        the legal opinion of Blank Rome LLP substantially in the form of Exhibit 7.1(i)(xvi) attached hereto;

(xvii)       evidence of (i) the release of all Liens with respect to the property and assets of the Company relating to the term loan, (ii) the repayment of the term loan, (iii) the repayment or other cancellation of all accounts between Sellers or any of their Affiliates and the Company, in each case in form and substance reasonably satisfactory to Purchaser and (iv) the release of all guarantees by the Company of any Indebtedness or other obligations of the Sellers or any of their Affiliates;

(xviii)      a certificate from each Seller certifying that such Seller is not a “foreign person” as such term is defined in Section 1445 of the Code;

(xix)         all documents, certificates and governmental filings relating to the F&H LLC Merger, in each case in form and substance reasonably satisfactory to Purchaser;

(xx)          documents evidencing the termination of (i) the Stock Pledge Agreement, dated as of April 30, 1998 among certain of the stockholders of the Company and (ii) the Stock Purchase Agreement, dated as of April 30, 1998 among the Company and certain of the stockholders of the Company; and (iii) the Shareholders’ Agreement, dated as of April 30, 1998, among certain of the stockholders of the Company and the Company, in each case in form and substance reasonably satisfactory to the Purchaser.

(xxi)         document evidencing the termination of employment of Ken Longacre Sr. effective as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser;

(xxii)        a letter from Harris Williams & Co, dated as of the Closing Date, specifying the total amount of fees and costs owed to Harris Williams & Co. under that certain Letter Agreement with the Company dated August 8, 2007 and confirming that no other fees or costs are required to be paid for its services thereunder, in form and substance reasonably satisfactory to the Purchaser; and

(xxiii)       all other documents, certificates, instruments or writings required to be delivered by the Company or the Sellers at or prior to the Closing pursuant to this Agreement.

Any condition set forth in this Section 7.1 may be waived by the Purchaser in writing.

7.2           Conditions of the Company’s and the Sellers’ Obligation.  The Company’s and the Sellers’ obligation to effect the Transactions is subject to the satisfaction as of the Closing of the following conditions precedent:

(a)           Representations and Warranties.  Each representation and warranty set forth in Article II above shall be true and correct in all respects at and as of the Effective Date as though then made (provided that any representation and warranty that addresses matters only as of a certain date shall be so true and correct in all respects as of that certain date), except to the extent the failure to be true and correct has not resulted in a Purchaser Material Adverse Change.

(b)           Covenants.  The Purchaser shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

(c)           Expiration or Termination of HSR Periods.  All applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or otherwise been terminated by the Parties.

(d)           Government Entity Approvals.  All approvals and actions of or by, and all notices to, all Government Entities which are set forth on Exhibit 7.2(d) and such other approvals, actions and notices whose failure to obtain would result in a Purchaser Material Adverse Change.

(e)           Third Party Consents.  Any and all consents, waivers, approvals, authorizations and notices which are set forth on Exhibit 7.2(e) (the “Specified Purchaser Consents”) and such consents, waivers, approvals, authorizations and notices whose failure to obtain would result in a Purchaser Material Adverse Change.

(f)            Proceedings.  No Action or Proceeding shall be pending or threatened as of the Effective Date before any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following such consummation, and no Order having any such effect shall exist.

(g)           Escrow Agreement and Executive Sale Bonus Trust Agreement.  The Sellers shall have received the Escrow Agreement and Executive Sale Bonus Trust Agreement, executed by the Purchaser and the Trustee.

(h)           Closing Documents.  The Purchaser shall have delivered to the Sellers the following:

(i)            wire transfers representing each Seller’s portion of the Purchase Price determined in accordance with Section 1.4 (together with wire transfers to the Escrow Agent in accordance with Section 1.4);

(ii)           a release by the Company of the Sellers in the form of Exhibit 7.2(h)(ii), executed by Company (“Company Release”);

(iii)          the Executive Employment Agreements, executed by the Company;

(iv)          the Consulting Agreements, executed by the Company;

(v)           the Escrow Agreement, executed by an executive officer of the Purchaser and Executive Sale Bonus Trust Agreement, executed by an executive officer of the Purchaser;

(vi)          a certificate of an officer of the Purchaser, dated as of the Effective Date and signed by an executive officer of the Purchaser, expressly certifying that the conditions in Sections 7.2(a) and 7.2(b) required to be satisfied as of such date have been met; it being understood that for purposes of satisfying this delivery (but not the condition set forth in Section 7.2(a)), that such certificate may include supplemental disclosures concerning developments that occurred after the date hereof and before the Effective Date);

(vii)         a copy of the resolutions duly adopted by the board of managers of the Purchaser and the General Partner of Buckeye Partners, L.P. (“Buckeye”) authorizing the

Purchaser’s and Buckeye’s execution, delivery and performance of each Transaction Document to which each of Purchaser and Buckeye is a party and the consummation of the Transactions, as in effect as of the Closing, certified, on behalf of Purchaser and Buckeye, by an officer of each of Purchaser and Buckeye (which such certification shall include a representation as to the incumbency and signatures of the officers of the Purchaser and Buckeye, as applicable, executing the Transaction Documents);

(viii)        certificates, dated not less than ten (10) Business Days prior to the Closing, from each of its jurisdiction of incorporation as to the good standing of the Purchaser and Buckeye;

(ix)           the legal opinion of Morgan, Lewis & Bockius LLP substantially in the form of Exhibit 7.2(h)(ix) attached hereto; and

(x)            all other documents, certificates, instruments or writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement.

Any condition set forth in this Section 7.2 may be waived by the Sellers in writing.

ARTICLE VIII
DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Action or Proceeding” means any action, suit, claim, hearing, proceeding, arbitration or mediation by any Person, or any investigation or audit by any Government Entity.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person, as well as any immediate family members (including parents, parents-in-law, grandparents, children, siblings, grandchildren and other lineal descendants and the spouse of each of the foregoing), officers, directors, shareholders and majority-owned entities of that Person and of its other Affiliates.  “Control” means (including, with correlative meaning, the terms controlling, controlled by and under common Control with), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting Securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local or foreign Law.

“Business” means the business of the Company conducted on the date of this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Pennsylvania or is a day on which banking institutions located in the Commonwealth are authorized or required by law or other governmental action to close.

“Business Employee” means each individual who works primarily or exclusively for the Business and who, on the Closing Date, is actively employed by the Company, including any employee who is on vacation leave or jury duty, or on other authorized leave of absence (other than long-term disability in cases in which the employee has no present expectation of continued employment), family or workers’ compensation leave, or military leave as of the Closing Date, whether paid or unpaid; provided, however, that the term Business Employee shall exclude any other inactive or former employee, including any individual who (a) is on long-term disability leave or unauthorized leave of absence, layoff with or without recall rights at the Closing Date or (b) has been terminated or has terminated his or her employment or retired before the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the authorized shares of common stock of the Company.

“Company Disclosure Schedule” means the disclosure schedule constituting exceptions to and applicable disclosures associated with the representations and warranties set forth in Article IV hereof, prepared and delivered by the Sellers concurrently with the execution of this Agreement, as the same may be amended and supplemented from time to time, as required and/or permitted herein.

“Company Material Adverse Change” means any change, circumstance or effect that, individually or in the aggregate, (a) is or is reasonably likely to be materially adverse to the Business, assets, properties, results of operations or condition (financial or otherwise) of the Company taken as a whole or (b) materially impairs or prevents the ability of the Sellers to consummate the Transactions, in each case other than any material adverse change arising from or related to the following (either alone or in combination): (a) any general condition affecting the industry in which the Business is engaged, which change does not have a disproportionate adverse impact on the Business (as compared to the impact on similarly situated companies in the industry), (b) changes in any Law or applicable accounting regulations or principles, (c) the announcement or pendency of any of the Transactions, (d) any action taken by the Sellers or the Company at the Purchaser’s request or pursuant to the Transaction Documents, (e) acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism existing as of the date hereof, which do not have a disproportionate adverse impact on the Business (as compared to the impact on similarly situated companies in the industry), (f) general economic, political and financial market changes, foreign or domestic and (g) any matters specifically disclosed in the Disclosure Schedules.

“Company Stock” means all of the issued and outstanding Common Stock.

“Confidentiality Agreement” means the Confidentiality Agreement regarding the confidentiality obligations of the Purchaser, executed by the Purchaser as of October 8, 2007.

“Contracts” means all executory contracts, agreements, subcontracts, indentures, notes, bonds (including surety bonds), loans, instruments, leases, mortgages, franchises, licenses, purchase orders, sale orders, proposals, bids, understandings or commitments, whether written or oral, which are legally binding.

“Credit Agreement” means the Amended and Restated Loan and Security Agreement, dated December 16, 2004, among the Company, Univest National Bank and Trust Company, Wachovia Bank, National Association and Fulton Bank, as amended.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any index or indicies, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Benefit Arrangements” means each and all pension, supplemental pension, deferred compensation, option or other equity-based program, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short- and long-term disability, fringe benefit, cafeteria plan, flexible spending account programs, severance and other employee benefit arrangements, plans, contracts, policies or practices providing employee or executive compensation or benefits to any employee, director, consultant or agent or former employee, director of the Company or an ERISA Affiliate, other than the Employee Plans.

“Employee Plans” means each and all “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained or contributed to by the Company or an ERISA Affiliate or in which the Company or an ERISA Affiliate participates or participated and which provides benefits to employees, directors, consultants or agents or former employees, directors, consultants or agents of the Company or an ERISA Affiliate.

“Environmental Laws” means all federal, state, local, civil and criminal laws, statutes, regulations, orders and ordinances concerning the pollution or protection of the environment, worker health and safety, and/or governing the handling, use, generation, treatment storage, transportation, disposal, manufacture, distribution, labeling, or release of Hazardous Materials, including without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11011 et seq.; and the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time and all regulations issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person, that together with the Company, is or was at any time treated as a single employer under the Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

“Escrow Agent” means PNC Escrow Services.

“Executive Sale Bonuses means those bonuses payable to the Specified Executives pursuant to Section 3(d) (Sale Payment) of the Executive Employment Agreements.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Hazardous Material” means any hazardous waste, hazardous or toxic substance, petroleum or petroleum products with respect to which liability is imposed, or which are regulated, pursuant to any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means the aggregate amount (including the current portion thereto), without duplication, of all of the Company’s: (a) indebtedness for money borrowed from others (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) any guaranty of any of the foregoing and (h) all accrued but unpaid interest expense and other, fees, and charges that are payable, in each case with respect to any of the indebtedness described above.

“Indemnified Person” means any Person claiming indemnification under any provision of Article VI.

“Indemnifying Person” means any Person(s) against whom a claim for indemnification is being asserted under any provision of Article VI.

“Intellectual Property” means: (i) all rights in Software; (ii) all patents, patent applications, and patent rights; (iii) all trade names, product names, brand names, trade dress, logos, packaging design, slogans, registered and unregistered trademarks and service marks and applications; (iv) all copyrights in both published and unpublished works, including without limitation databases and computer programs, and all copyright registrations and applications; (v) all inventions and discoveries and invention disclosures (whether or not patentable), know how, trade secrets, and confidential or proprietary information ; and (vi) all goodwill associated with intellectual property rights and claims of infringement against third parties related to the intellectual property rights described in clauses (i) through (v) above.

“Knowledge”, when used with respect to the Company and/or any of the Sellers, means and shall be limited to the actual knowledge of Richard A. Longacre, James Boyd, Daryl Hackman, Kenneth Longacre, Jr., Rod Derstine, and Gregory Engelbart.

 “Knowledge of the Purchaser” or “Purchaser’s Knowledge” means and shall be limited to the actual knowledge of Khalid A. Muslih and William K. Lehner based solely on written information relating to the Transactions received by such Persons from the Sellers or the Company.

“Law” means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Government Entity.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable.

“Lien” means any mortgage, lien, pledge, charge, security interest, claim, contractual restriction, easement, right-of-way, option, conditional sale or installment contract or encumbrance of any kind.

“Loss” means any direct or indirect Liability, indebtedness, claim, loss, damage, Lien, deficiency, obligation, judgment, penalty, responsibility, costs or expenses (including reasonable attorneys’ fees and disbursements and the costs of litigation) of any nature.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that has not rendered services to any of the Purchaser, the Company or the Sellers, or any Affiliate thereof, within twenty-four (24) months prior to the date hereof.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case whether preliminary or final.

“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

“Permits” means all licenses, certificates of occupancy and other permits, consents and approvals required by any Governmental Entity to lawfully operate the Business (including any pending applications for such licenses, certificates, permits, consents or approvals).

“Permitted Liens” means (a) liens for Taxes or assessments and similar charges, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP) have been established on the Company’s books with respect thereto, (b) liens to secure landlords, sublandlords, licensors or sublicensors under real estate leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension or other social security programs mandated under applicable Laws, (d) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction, (e) zoning, entitlement, building and other similar restrictions which are not violated by the current conduct of the Business, and (f) easements, covenants, rights of way or other encumbrances or restrictions, if any, that are of record or that do not materially impair the use of the assets to which they relate in the Business, taken as a whole, as conducted on the date hereof.

“Person” means any individual, partnership, corporation, association, limited liability company, joint stock company, a trust, joint venture, firm, association, unincorporated organization, Government Entity or other entity.

“Prime Rate” means the prime rate of interest as from time to time published by The Wall Street Journal (Eastern Edition).

“Purchaser Material Adverse Change” means a material adverse change in the ability of the Purchaser to perform its obligations under this Agreement and the Transaction Documents or on the ability of the Purchaser to consummate the Transactions.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Seller” and “Sellers” has the meaning set forth in the recitals to this Agreement.

“Seller Disclosure Schedule” means the disclosure schedule constituting exceptions to and applicable disclosures associated with the Sellers’ representations and warranties set forth in Article III hereof, prepared and delivered by the Sellers concurrently with the execution of this Agreement, as the same may be amended or supplemented from time to time, as required and/or permitted herein.

“Seller Material Adverse Change” means a material adverse change in the ability of the Seller to perform its obligations under this Agreement and the Transaction Documents or on the ability of the Seller to consummate the Transactions.

“Seller Transaction Expenses”  means the fees and costs paid or payable to the legal counsel, accountants and investment bank of the Company and the Sellers (including the fees and costs owed to Harris Williams & Co (“HW”) under the Letter Agreement, dated August 8, 2007 by and between the Company and HW) incurred through the Closing Date and in connection with the Transactions and other costs and expenses (including any fees paid in connection with obtaining any consents listed in Schedule 5.7(b), to the extent the Company determines to pay such fees, but excluding any fees paid or payable in connection with the Company’s line of credit), incurred through the Closing Date and solely in connection with the Transactions.  The “Seller Transaction Expenses” shall also include the Waiver Payment, pursuant to and as defined in that certain Agreement of the Parties, dated as of October 24, 2007, by and between Gulf Oil Limited Partnership and the Company.

“Software” means any computer program, operating system, applications system, firmware or software, including all object code, source code, technical manuals, user manuals, test scripts and other documentation therefor, whether in machine-readable form, programming language or any other language, and whether stored, encoded, or written on disk, tape, film, memory device, paper or other media, and any databases necessary in the use of the computer program, operating system, application, firmware or software.

“Specified Executives” mean Daryl Hackman, James Boyd, Rod Derstine, Gregory Engelbart, and David Trupe.

“Tangible Assets” means all personal property and assets, furniture, fixtures, equipment (including motor vehicles), computers, office equipment and apparatus, tools, machinery and supplies.

“Tax” or “Taxes” means: (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; or (b) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Government Entity with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party, pursuant to any of the foregoing.

“Transactions” means the transactions contemplated by the Transaction Documents.

ARTICLE IX
TERMINATION

9.1           Termination.  This Agreement may be terminated:

(a)           at any time prior to the Closing by mutual written agreement of the Purchaser, the Company and Sellers’ Representative;

(b)           by either the Purchaser or the Company and Sellers’ Representative if a breach of any provision of this Agreement has been committed (in the case of termination by Purchaser, a breach by the Company, Sellers’ Representative or Sellers, and in the case of termination by the Company and the Sellers’ Representative, a breach by Purchaser) and such breach results in a closing condition becoming incapable of being satisfied on or prior to the Closing Date and such breach has not been waived in writing; provided, however that a breach described above shall not give rise to a right to terminate this Agreement under this Section 9.1(b) unless and until (i) the non-breaching party delivers a written notice to the breaching party, notifying the breaching party of the breach (including a reasonable description thereof) and (ii) the breaching party fails to cure such breach within ten (10) Business Days after delivery of such written notice (provided, further, however, that the Party seeking termination pursuant to this clause (b) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement);

(c)           (i) by Purchaser, if any of the conditions in Section 7.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes incapable of fulfillment (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived in writing such condition on or before the Closing Date; or (ii) by the Company and Sellers’ Representative, if any of the conditions in Section 7.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes incapable of fulfillment (other than through the failure of the Company to comply with its obligations under this Agreement) and the Sellers have not waived in writing such condition on or before the Closing Date;

(d)           by either the Purchaser or the Company and Sellers’ Representative if (i) the Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law which makes the Transactions illegal or otherwise prohibited;

(e)           by the Purchaser or the Company and Sellers’ Representative at any time after 120 days following the date hereof, if the Closing shall not have occurred; provided, however, that the right to terminate this Agreement under this subsection (e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date;

provided further, however, that such notice of termination is provided in writing.

9.2           Effect of Termination.  Each Party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  In the event of termination of this Agreement pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.1 and Sections 2.3 and 4.20 (Broker Fees), Section 5.5 (Publicity and Confidentiality) and Article X will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the non-terminating party’s failure to comply with its obligations under this Agreement, then the terminating party’s right (including F&H LLC’s right, as applicable) to pursue all legal remedies hereunder and otherwise in connection with such breach will survive such termination unimpaired; provided further, however, that the Purchaser’s right to pursue all such legal remedies hereunder shall be limited to the Company, and the Purchaser shall have no right to pursue remedies under this Article IX against the Sellers individually.  In the event of termination of the Agreement, and regardless of the reason for the termination, the Confidentiality Agreement and any agreement executed by the Purchaser in connection with the receipt of the Confidential Offering Memorandum of the Company shall continue in full force and effect.

9.3           Specific Performance.  The Sellers, the Company, F&H LLC, and Purchaser shall each have the right to specific performance of the obligations of the other under this Agreement.  The Sellers, the Company, F&H LLC, and Purchaser each acknowledge that irreparable damage would result if this Agreement is not specifically enforced.  The Sellers, the Company, F&H LLC, and Purchaser each hereby agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by the other of the provisions of this Agreement and each hereby agrees to waive the defense that a remedy at law may be adequate in any Action or Proceeding for specific performance hereunder.

ARTICLE X
MISCELLANEOUS

10.1         Expenses.  Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees).  Without limiting the foregoing, the Purchaser will pay and be solely responsible for the filing fees of all parties required to be paid under the HSR Act and any foreign antitrust or competition law or regulation in connection with the transactions contemplated hereby.  Each of the Company and the Sellers, on the one hand, and the Purchaser, on the other hand, agree to indemnify and hold the other harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent employed by the other Party.

10.2         Governing Law.  This Agreement will be governed by and construed in accordance with the internal Laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such Commonwealth, without regard to the conflicts of Law principles that would require the application of any other law.

10.3         Jurisdiction; Service of Process.  Any Action or Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby may be brought in the federal and state courts located in the Commonwealth of Pennsylvania, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts in any such Action or Proceeding, waives any objection he or she may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action or Proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court.  The Parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Action or Proceeding referred to in the first sentence of this Section 10.3 may be served on any Party anywhere in the world.

10.4         Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY

ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.5         Attorneys’ Fees.  If any Action or Proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Action or Proceeding, in addition to any other relief to which it may be entitled.

10.6         Waiver; Remedies Cumulative.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the other Transaction Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.

10.7         Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a Party when (a) delivered by hand or by a nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

if to the Purchaser, to:

Buckeye Energy Holdings LLC

c/o Buckeye Partners, L.P.

Five TEK Park

9999 Hamilton Boulevard

Breinigsville, PA 18031

Attention:              William H. Schmidt, Jr., Vice President and General Counsel

Tel:                         (610) 904-4297

Fax:                         (610) 904-4006

E-mail:                    wschmidt@buckeye.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention:              Howard L. Meyers, Esq.

Tel:                         215-963-5536

Fax:                         215-963-5001

E-mail:                    hmeyers@morganlewis.com

to the Company, to:

Farm & Home Oil Company

3115 State Road

P.O. Box 389

Telford, PA 18969

Attention: Richard A. Longacre

Tel: 215-257-2208

Fax: 215-257-2088

E-mail: rlongacre@fhoil.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

Attention:  Gary R. Goldenberg

Tel: (215) 569-5733

Fax: (215) 832-5733

E-mail:  goldenberg@blankrome.com

to the Sellers’ Representative or Sellers to:

                Richard A. Longacre, Sellers’ Representative

                2267 Eston Road

Quakertown, PA 18951

Tel: (215) 538-9407

Email: richlongacre@hotmail.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

Attention:  Gary R. Goldenberg

Tel: (215) 569-5733

Fax: (215) 832-5733

E-mail:  goldenberg@blankrome.com

Any Party may change its contact information for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 10.7.

10.8         Assignment.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto; provided further however, that without such consent, Purchaser may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the F&H Membership Interests, but no such transfer or assignment will relieve Purchaser of its obligations hereunder.

10.9         No Third-Party Beneficiaries.  Except for contemplated third party beneficiaries as expressly provided otherwise in this Agreement (including provisions benefiting directors, officers, employees and the Sellers contained in Sections 5.8 and 5.10 hereof and Article VI hereof), this Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns (including F&H LLC), any legal or equitable rights, remedy or claim hereunder.

10.10       Amendments or Supplements.  No amendment or supplement to this Agreement shall be effective unless it shall be in writing and signed by the Company, Sellers’ Representative and Purchaser.

10.11       Disclosure Schedules.  The Seller Disclosure Schedule and the Company Disclosure Schedule (collectively, the “Disclosure Schedules”) shall be subject to the following terms and conditions:  (a) any item disclosed in any particular part of the Disclosure Schedules shall be deemed to be disclosed in all parts of the Disclosure Schedules, (b) no disclosure of any matter contained in the Disclosure Schedule shall create an implication that such matter meets any standard of materiality (matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose); (c) any disclosures contained in the Disclosure Schedule which refer to a document are qualified in their entirety by reference to the text of such document, a true and complete copy of which was included in the due diligence information supplied to the Purchaser; and (d) headings and introductory language have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

10.12       Construction.  In construing this Agreement, including the Exhibits and Schedules and hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, Schedules and Exhibits refer to the Articles, Sections, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (e) no consideration shall be given to the headings of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or Exhibit; (h) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (i) the plural shall be deemed to include the singular and vice versa; and (j) the phrase “local time” shall refer to Eastern Standard Time.

10.13       Entire Agreement.  This Agreement (including any Exhibit or Schedule attached hereto) and the Transaction Documents contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and, except as explicitly set forth herein, supersede all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.

10.14       Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

10.15       Mutual Drafting.  The Parties hereto are sophisticated and have been represented by counsel who have carefully negotiated the provisions hereof.  As a consequence, the Parties do not intend that the presumptions of any Laws or other rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

10.16       Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

FARM & HOME OIL COMPANY

By:	/s/ Richard A. Longacre
	Name:	Richard A. Longacre
	Title:	Chief Executive Officer

BUCKEYE ENERGY HOLDINGS LLC

By:	/s/ Stephen C. Muther
	Name:	Stephen C. Muther
	Title:	President

SELLERS’ REPRESENTATIVE

By:	/s/ Richard A. Longacre
	Name:	Richard A. Longacre

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLERS

/s/ Kenneth A. Longacre, Sr.	/s/ Kenneth A. Longacre, Jr.
Name: Kenneth A. Longacre, Sr.	Name: Kenneth A. Longacre, Jr.

/s/ Richard A. Longacre	/s/ Cynthia Longacre
Name: Richard A. Longacre	Name: Cynthia Longacre

/s/ Rose Longacre	/s/ Donna Weaver
Name: Rose Longacre	Name: Donna Weaver

/s/ Duane Weaver	/s/ Elizabeth Longacre Anders
Name: Duane Weaver	Name: Elizabeth Longacre Anders

/s/ Dave Anders
Name: Dave Anders

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLERS

1996 IRREVOCABLE TRUST F/B/O RICHARD A. LONGACRE		1996 IRREVOCABLE TRUST F/B/O KENNETH A. LONGACRE, JR.

By:	/s/ Ken Clemmer	By:	/s/ Ken Clemmer
Name: Ken Clemmer		Name: Ken Clemmer
Title: Trustee		Title: Trustee

By:	/s/ Richard A. Longacre	By	/s/ Kenneth A. Longacre, Jr.
Name: Richard A. Longacre		Name: Kenneth A. Longacre, Jr.
Title: Trustee		Title: Trustee

1996 IRREVOCABLE TRUST F/B/O DONNA LONGACRE WEAVER		1996 IRREVOCABLE TRUST F/B/O ELIZABETH LONGACRE ANDERS

By:	/s/ Ken Clemmer	By:	/s/ Ken Clemmer
Name: Ken Clemmer		Name: Ken Clemmer
Title: Trustee		Title: Trustee

By:	/s/ Donna Longacre Weaver	By:	/s/ Elizabeth Longacre Anders
Name: Donna Longacre Weaver		Name: Elizabeth Longacre Anders
Title: Trustee		Title: Trustee

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLERS

1998 IRREVOCABLE TRUST F/B/O RICHARD A. LONGACRE		1998 IRREVOCABLE TRUST F/B/O KENNETH A. LONGACRE, JR.

By:	/s/ Ken Clemmer	By:	/s/ Ken Clemmer
Name: Ken Clemmer		Name: Ken Clemmer
Title: Trustee		Title: Trustee

By:	/s/ Richard A. Longacre	By	/s/ Kenneth A. Longacre, Jr.
Name: Richard A. Longacre		Name: Kenneth A. Longacre, Jr.
Title: Trustee		Title: Trustee

1998 IRREVOCABLE TRUST F/B/O DONNA LONGACRE WEAVER		1998 IRREVOCABLE TRUST F/B/O ELIZABETH LONGACRE ANDERS

By:	/s/ Ken Clemmer	By:	/s/ Ken Clemmer
Name: Ken Clemmer		Name: Ken Clemmer
Title: Trustee		Title: Trustee

By:	/s/ Donna Longacre Weaver	By:	/s/ Elizabeth Longacre Anders
Name: Donna Longacre Weaver		Name: Elizabeth Longacre Anders
Title: Trustee		Title: Trustee

[Signature Page to Purchase Agreement]

GUARANTY OF BUCKEYE PARTNERS, L.P.

                Buckeye Partners, L.P., a Delaware limited partnership (“Buckeye”) and the ultimate parent of Buckeye Energy Holdings LLC, a Delaware limited liability company (the “Purchaser”), hereby guarantees the prompt payment and performance by the Purchaser of all of Purchaser’s obligations under the foregoing Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement) to which Purchaser is a party.  Buckeye’s guaranty obligations are as surety, and the Sellers and the Company shall not have to look to the Purchaser first for payment and/or performance under the Purchase Agreement and/or the Transaction Documents to which Purchaser is a party in connection with any rights and remedies that they may have thereunder and/or under law or equity.

GUARANTOR:

BUCKEYE PARTNERS, L.P.

By: BUCKEYE GP LLC, as its General Partner

By:	/s/ Stephen C. Muther
Name:	Stephen C. Muther
Title:	President

INDEX OF OTHER DEFINED TERMS

Term/Section #	Page
Accounting Arbitrator 5.12(a)(i)(B)(g)(iii)	31
Acquisition Proposal 5.15	32
Affiliate Transactions 4.16	17
Agreement - Preamble	4
Allocation Statement 5.12(a)(i)(B)(g)(iii)	31
Buckeye 7.2(h)(vii)	42
Claim Notice 6.4	37
Closing 1.3	4
Closing Date 1.3	5
Closing Date Executive Sale Bonuses 1.4(c)	5
Closing Derivative List 5.4(c)	23
Company - Preamble	4
Company Disclosure Schedule 10.11	54
Company Release 7.2(h)(ii)	42
Consulting Agreements 7.1(i)(iv)	39
Control Article VIII	43
Disclosure Schedules 10.11	54
DOJ 5.7(a)	24
Effective Date 5.1	19
Employment Agreement 7.1(i)(iii)	39
Escrow Account 1.4(b)	5
Escrow Agreement 1.4(b)	5
Escrow Funds 1.4(b)	5
Executive Employment Agreements 7.1(i)(iii)	39
Executive Sale Bonus Trust 1.4(a)	5
Executive Sale Bonus Trust Agreement 1.4(a)	5
Exhibit 1.4(a)-1	5
Exhibit 1.4(a)-2	5
Exhibit 1.4(a)-3	5
Exhibit 1.4(b)	5
Exhibit 7.1(i)(iv)	39
Exhibit 7.2(d)	41
Exhibit 7.2(e)	41
F&H LLC - Preamble	4
F&H LLC Merger 5.1	20
F&H Membership Interests 5.1	19
Final Determination 6.3(b)	35
Financial Statements 4.4(a)	11
FTC 5.7(a)	24
IRS 5.12(d)(i)	29
Latest Balance Sheet 4.4(a)(ii)	11
Lease 4.11(b)	15
Material Contracts 4.18	17

Multiemployer Plan 4.14(e)	17
Non-Competition Agreements 7.1(i)(v)	39
Owned Real Property 4.11	14
Parcel 4.11	14
Parties - Preamble	4
Party or Parties - Preamble	4
Policies 4.17	17
Pre-Closing Tax Period 5.12(a)(i)(A)	27
Purchase Price 1.2	4
Purchase Price Allocation 5.12(a)(i)(B)(g)(ii)	31
Purchaser - Preamble	4
Purchaser Closing Notice 5.1	19
Real Property 4.11	14
Section 7.1(a)	39
Section 7.1(b)	39
Seller Disclosure Schedule 10.11	54
Seller or Sellers - Preamble	4
Seller’s Releases 7.1(i)(ii)	39
Sellers - Preamble	4
Sellers’ Representative - Preamble	4
Specified Purchaser Consents 7.2(e)	41
Specified Seller Consents 7.1(e)	38
Specified Shareholder Percentages	5
Straddle Tax Period 5.12(a)(ii)	28
Third-Party Claim 6.5	37
Trustee 1.4(a)	5
WARN 5.8(a)	25